                                                                  EXHIBIT 10.22


                     SERVICES AND TRANSPORTATION AGREEMENT


                                    BETWEEN


               TE PRODUCTS PIPELINE COMPANY, LIMITED PARTNERSHIP


                                      AND


                         FINA OIL AND CHEMICAL COMPANY
                                BASF CORPORATION
                  BASF FINA PETROCHEMICALS LIMITED PARTNERSHIP

                               TABLE OF CONTENTS


                                                                         Page

SECTION 1                  DEFINED TERMS AND INTERPRETATIONS...........   2
         1.1               Defined Terms...............................   2
         1.2               References..................................   2
         1.3               Interpretation..............................   3

SECTION 2                  PIPELINE FACILITIES.........................   4
         2.1               Design, Engineering and Construction........   4
         2.2               Receipt and Delivery Facilities.............   4
         2.3               Common Carrier Facilities...................   6
         2.4               Authorizations and Rights-of-Way............   6
         2.5               Changes in Design, Engineering and
                             Construction..............................   7
         2.6               Commencement Date...........................   7

SECTION 3                  OPERATION OF THE PIPELINE FACILITIES........   8
         3.1               Operation and Maintenance...................   8
         3.2               Utilities...................................   8
         3.3               Product Specifications......................   9
         3.4               Volume and Quality of Product...............  11
         3.5               Title to Product............................  13
         3.6               Contracting Shippers' Indemnity.............  13
         3.7               TEPPCO's Indemnity..........................  13
         3.8               Notice of Claim.............................  14
         3.9               Line Fill...................................  14

SECTION 4                  TRANSPORTATION CHARGES......................  14
         4.1               Transportation Charges......................  14
         4.2               Increases and Decreases to Transportation
                             Charges...................................  15
         4.3               Improvements Required by Law................  16
         4.4               Implementation of Changes to
                             Transportation Charges....................  17
         4.5               Tariff......................................  18
         4.6               Changes to the Transportation Charges and
                              Deficiency Rates following the end of
                              the Initial Term.......................... 18

SECTION 5                  GUARANTEED VOLUMES AND DEFICIENCY CHARGES...  19
         5.1               Guaranteed Monthly Volume...................  19
         5.2               Deficiency Payments.........................  19
         5.3               Example Calculations........................  21

SECTION 6                  BILLING AND PAYMENT.........................  21
         6.1               Invoice.....................................  21
         6.2               Payments....................................  22
         6.3               Late Payments...............................  22
         6.4               Remedies....................................  23




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
SECTION 7                  MEASUREMENT AND INVENTORY ACCOUNTING........  24
         7.1               Measurement.................................  24
         7.2               Testing of Measuring Equipment..............  24
         7.3               Records.....................................  24
         7.4               Common Carrier Reports......................  24

SECTION 8                  FORCE MAJEURE AND ALLOCATIONS...............  25
         8.1               TEPPCO Force Majeure........................  25
         8.2               Abatement of Guaranteed Monthly Volume......  25
         8.3               Contracting Shippers' Force Majeure.,,,,....  27
         8.4               Allocation..................................  28
         8.5               Disposal of Product.........................  28

SECTION 9                  TERM........................................  29
         9.1               Term........................................  29
         9.2               Termination.................................  29

SECTION 10                 LAWS........................................  30

SECTION 11                 DEFAULT.....................................  31

SECTION 12                 TAXES.......................................  32
         12.1              TEPPCO Taxes................................  32
         12.2              Contracting Shippers' Taxes.................  33

SECTION 13                 DISPUTES....................................  33
         13.1              Dispute Negotiations........................  33
         13.2              Notice of Arbitration.......................  34
         13.3              Payment of Expenses.........................  38


SECTION 14                 GENERAL PROVISIONS..........................  39
         14.1              Further Assurances..........................  39
         14.2              Notices.....................................  39
         14.3              Entire Agreement............................  40
         14.4              Assignment..................................  41
         14.5              Enforceability by the Parties...............  42
         14.6              Amendments..................................  42
         14.7              Execution in Counterparts...................  42
         14.8              Waiver......................................  42
         14.9              Unenforceability of Provisions..............  42
         14.10             Third Party Beneficiary.....................  43
         14.11             Damages.....................................  43
         14.12             Governing Law...............................  43
         14.13             Venue.......................................  44



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List of Appendix and Exhibits

Appendix A                 Definitions
Exhibit 2.1                Project Management for Design, Engineering
                             and Construction
Exhibit 2.2                Mont Belvieu Facilities
Exhibit 3.1                Operation and Maintenance
Exhibit 5.3                Example Calculations

                     SERVICES AND TRANSPORTATION AGREEMENT


         THIS SERVICES AND TRANSPORTATION AGREEMENT ("Agreement") is made and entered into this 9th day of February, 1999, by and between TE PRODUCTS PIPELINE COMPANY, LIMITED PARTNERSHIP, a Delaware limited partnership ("TEPPCO"); and BASF Fina Petrochemicals Limited Partnership ("LP"), a Texas limited partnership; BASF Corporation, a Delaware corporation ("BASF"); and Fina Oil and Chemical Company, a Delaware corporation ("Fina"); (Fina, BASF and LP are individually and collectively sometimes referred to as "Contracting Shippers");


                                  WITNESSETH:


         WHEREAS, Fina and BASF are constructing a petrochemical Plant adjacent to Fina's refinery property located in or near Port Arthur, Texas;

         WHEREAS, at such time as the Plant becomes operational Fina and BASF will have transportation requirements for the shipments of Ethylene and Propylene and LP will have transportation requirements for shipments of Natural Gasoline, between the Plant and Mont Belvieu, Texas;

         WHEREAS, TEPPCO, at Contracting Shippers request, is willing to undertake the design, engineering, construction, operation and maintenance of three (3) 12.75 inch outside diameter pipelines from Mont Belvieu, Texas to the Plant for the purpose of transporting Ethylene, Propylene and Natural Gasoline for Contracting Shippers subject to Contracting Shippers committing to ship through such Pipeline Facilities a guaranteed volume of Products upon terms and conditions set forth in this Agreement and the Tariff covering such transportation movements;

         WHEREAS, the three pipelines will be operated by TEPPCO as common carrier facilities and as a result will offer to provide transportation services to Third Party shippers in addition to Contracting Shippers under terms and conditions set forth in the Tariff.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, TEPPCO, Fina, BASF and LP hereby agree as follows:

                                   SECTION 1
                         DEFINED TERMS; INTERPRETATION

         1.1 Defined Terms. The terms defined in Appendix A, attached hereto and incorporated herein shall, when used in this Agreement, have their respective meanings specified in Appendix A, with each such definition of a term being equally applicable to the singular and the plural forms of the term so defined.

         1.2 References. All references in this Agreement to a "Section," "subsection" or "Exhibit" shall be to a Section, subsection or Exhibit of this Agreement, unless the context requires otherwise. Unless the context otherwise requires, the words "this Agreement," "hereof," "hereunder," "herein," "hereby," or words of similar import shall refer to this Agreement as a whole

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and not to a particular Section, subsection, Exhibit, clause or other subdivision hereof. Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.

         1.3 Interpretation. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of this Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that this Agreement contemplates. In construing this Agreement:

             (a) An example shall not be construed to limit, expressly or by implication, the matter it illustrates;

             (b) The word "includes" and its derivatives means "includes, but is not limited to" and corresponding derivative expressions;

             (c) A defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place where it is defined; and

             (d) The headings and titles herein are for convenience only and shall have no significance in the interpretation hereof.



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                                   SECTION 2
                              PIPELINE FACILITIES

         2.1 Design, Engineering and Construction. TEPPCO shall, at its sole cost and expense, provide or cause to be provided, the Pipeline Facilities. Moreover, TEPPCO shall, at its sole cost and expense, design, engineer, construct and install or cause to be designed, engineered, constructed and installed, in a safe and environmentally sound manner, the Pipeline Facilities capable of receiving and transporting the Products. The design, engineering, construction and installation of the Pipeline Facilities shall be performed in accordance with the provisions of Exhibit 2.1.

         2.2      Receipt and Delivery Facilities.

                  (a) TEPPCO shall incur non-reimbursable expenses at Mont Belvieu of up to one million dollars for Mont Belvieu Work approved by Contracting Shippers to tie Receipt and Delivery Facilities into the Mont Belvieu Terminal. Exhibit 2.2 sets forth a diagram of TEPPCO's Mont Belvieu Terminal facilities into which the Receipt and Delivery Facilities will be tied. Any expenditures incurred by TEPPCO in excess of one million dollars for such Mont Belvieu Work will be for Contracting Shippers' account; provided, prior written approval is given by Contracting Shippers' to incur such excess expenditures. Any such reimbursable expenditures shall not include any mark-up for TEPPCO's profit, and shall be only those costs incurred by TEPPCO that are associated with the Mont Belvieu Work. Reimbursement of such excess costs by Contracting Shippers to TEPPCO shall be, at Contracting Shippers' sole election, either

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through (i) a surcharge, as determined by TEPPCO, to the Transportation
Charges, or (ii) a direct cash payment from Contracting Shippers to TEPPCO. If Contracting Shippers do not unanimously agree on the applicable method of reimbursement then the methodology set forth in item (i) directly above shall be deemed elected by all Contracting Shippers. Any surcharge determination by TEPPCO shall be calculated by taking (a) the costs incurred by TEPPCO, as described above, times (b) a factor of 0.14 with the product of (a) and (b) being divided by the applicable, annualized Guaranteed Monthly Volume. The applicable calculation of the surcharge for Natural Gasoline will be as set forth in the previous sentence and the applicable calculation of the surcharge for Ethylene and Propylene will be the value from the previous sentence multiplied by 100. Requests by Contracting Shippers for Mont Belvieu Work shall be made in accordance with Section 5.4 of Exhibit 2.1.

         (b) Contracting Shippers shall each have the right, at their expense, to examine the books and records of TEPPCO, during normal business hours, to the extent necessary to verify the accuracy of any reimbursable expenses for Mont Belvieu Work as described in Section 2.2(a). TEPPCO agrees to keep its records and books of account in accordance with generally-accepted accounting principals consistently applied. Contracting Shippers agree with TEPPCO that Contracting Shippers' sole and exclusive remedy for any error or mistake made by TEPPCO in computing such reimbursable expense shall be the recomputing of such reimbursable expenses.

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         2.3 Common Carrier Facilities. The Pipeline Facilities will be common carrier facilities. TEPPCO's obligations and duties as a common carrier to handle and transport volumes of Products received from Contracting Shippers as well as its obligations and duties to all shippers which tender Products, shall be determined pursuant to the Tariff filed by TEPPCO with the Commission; provided, however, this understanding shall not be deemed to lessen or impair any of the Parties' obligations hereunder.

         2.4 Authorizations and Rights-of-Way. TEPPCO shall apply for and use Best Efforts to secure from proper persons and authorities all rights-of-way (whether from private parties or any governmental agency or authority), licenses, permits, property rights of ingress and egress, certificates, servitudes, judgments, orders, rulings and other such authorizations (collectively "Authorizations") as may be required for the purpose of providing, locating, constructing, operating and maintaining the Pipeline Facilities. Contracting Shippers each agree to cooperate with TEPPCO with respect to any reasonable requests for assistance in seeking such Authorizations and the granting and giving to TEPPCO any easements, licenses and rights for TEPPCO to construct, maintain and operate any portion of the Pipeline Facilities on property owned by or under the control of (i) Fina, (ii) LP, and (iii) any Affiliates of either, for a total consideration of one hundred dollars ($100.00). In that regard, the basic terms of any easement granted by Fina, LP or their Affiliates pursuant to this Agreement shall include that grantor shall not have the right to relocate the pipeline and

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appurtenances except upon consent of grantee, that grantor shall provide grantee a direct and reasonably convenient access to the easement area and grantor represents that the easement is capable of being used for its intended purpose. The foregoing terms shall be in addition to such other reasonable and customary easement provisions.

         2.5 Changes in Design, Engineering and Construction. The design, engineering and construction of the Pipeline Facilities shall comply with all Laws and the provisions of Exhibit 2.1. Contracting Shippers shall have the right to request changes in the design, engineering and construction of the Pipeline Facilities, provided such changes are given in accordance with the provisions of Exhibit 2.1. Any increases or decreases in the total costs and expenses to design, engineer and construct the Pipeline Facilities due to such changes requested by Contracting Shippers shall, in accordance with Exhibit 2.1, be properly reflected in increases or decreases to the Initial Transportation Charges, unless Contracting Shippers elect to make a lump sum settlement with TEPPCO.

         2.6 Commencement Date. The Commencement Date of this Agreement shall be the later of (a) November 1, 2000, or (b) the first day of the Month following the date TEPPCO notifies Contracting Shippers in writing that all necessary testing of the Pipeline Facilities has been completed in accordance with Exhibit 2.1, and the Pipeline Facilities are ready to commence service with respect to the transportation of Products hereunder on a continuous basis. As a matter of accommodation to Contracting Shippers and

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subject to the terms and conditions of this Agreement, TEPPCO will notify
Contracting Shippers of the estimated date that TEPPCO will be ready to commence service approximately six (6) Months prior thereto. Thereafter, TEPPCO will advise Contracting Shippers each Month of any changes as to such estimated date. After the Initial Contract Year commences, the Parties agree to enter into a written memorandum supplemental to this Agreement specifying the Commencement Date.

                                   SECTION 3
                      OPERATION OF THE PIPELINE FACILITIES

         3.1 Operation and Maintenance. Subject to the terms and conditions of this Agreement, beginning as of the Commencement Date and continuing throughout the Initial Term and any subsequent Contract Years following the Initial Term, TEPPCO, through its General Partner, shall, at its sole cost and expense, operate and maintain the Pipeline Facilities in accordance with industry-accepted practices and procedures in the operation of common carrier facilities and in accordance with all applicable Laws and the provisions of Exhibit 3.1.

         3.2 Utilities. TEPPCO shall furnish sufficient and adequately trained personnel and material, including heat, light and power and other utilities and services of any nature whatsoever used, consumed or needed to ensure TEPPCO's safe and efficient receipt, transportation and delivery of Product as required hereunder. Notwithstanding the immediately preceding sentence and

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to the extent permitted under applicable Laws, Contracting Shippers shall provide certain utilities and services as described in Attachment 2.2(b) to
Exhibit 2.1 attached hereto, to TEPPCO at the Pipeline System's Port Arthur delivery and receipt facility at a nominal cost to TEPPCO. Unless agreed otherwise by the Parties, Contracting Shippers shall be responsible for providing sufficient pressure to move the Products from the Plant to the Mont Belvieu Terminal in accordance with the process flow diagrams set out in Attachment 2.3 to Exhibit 2.1 attached hereto.

         3.3      Product Specifications.

                  (a) Product tendered by Contracting Shippers for transportation through the Pipeline Facilities shall meet the Product specifications set forth in Attachment 2.2(b) to Exhibit 2.1 attached hereto. Contracting Shippers' Product transported through the Pipeline Facilities may be intermixed with product of Third Party shippers in the Pipeline Facilities, which product of Third Party shippers shall also meet the specifications set forth in Attachment 2.2(b) to Exhibit 2.1 attached hereto. Contracting Shippers' Product shall be subject to changes in quality and other characteristics as may result from such intermixing. Contracting Shippers and any other shipper shall not be entitled to receive the identical Product tendered by it to TEPPCO under the Tariff, although TEPPCO at its sole discretion may be able, from time to time, to handle Contracting Shippers' Products on a segregated basis. Delivery of Products by TEPPCO to Fina, BASF and/or LP and other Third Party shippers shall be out of common stock in TEPPCO's

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common carrier pipeline system and shall meet the Product specifications as set forth in Attachment 2.2(b) to Exhibit 2.1. Contracting Shippers shall not be responsible or liable for any Products delivered to TEPPCO by any Third Party that fail to meet the specifications set out in Attachment 2.2(b) to Exhibit 2.1.

                  (b) TEPPCO will accept Product for transportation hereunder that does not meet the specifications in Attachment 2.2(b) to Exhibit 2.1 provided that:

                       (i) Fina, BASF or LP, as the case may be, gives TEPPCO acceptable timely notice of its desire to have off-specification Product transported by TEPPCO hereunder and full particulars of the specification failures;

                      (ii) Such off-specification Product will not harm, in TEPPCO's good faith judgment, the Pipeline Facilities or any other facilities provided by TEPPCO or Third Parties, or be deleterious to any future shipments of on-specification Products;

                      (iii) Fina, BASF or LP, as the case may be, can
                            demonstrate to TEPPCO's satisfaction that they have adequate facilities or have access to adequate facilities at the Delivery Point to handle such off-specification Product; and

                      (iv) The size of the proposed shipment of off-specification Product meets TEPPCO's

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                                  requirements for a segregated batch shipment.

The provisions of Section 3.4 below shall not be applicable to any shipments of off-specification Product made in accordance with this Section 3.3(b). Additionally, TEPPCO shall not have any liability of any nature to any Third Party pertaining in any way to the quality, merchantability or fitness of Fina's, BASF's or LP's respective off-specification Product, which TEPPCO transports and FINA, BASF AND LP SHALL INDEMNIFY AND HOLD TEPPCO HARMLESS FOR ANY CLAIM OR LOSS RESULTING THEREFROM.

         3.4 Volume and Quality of Product. TEPPCO agrees to deliver, in accordance with reasonable industry practices and Exhibit 3.1, Product in the same volume and of the same quality as the Product delivered to it for transportation and handling hereunder. TEPPCO shall take all action and inspection and install equipment and facilities deemed necessary by TEPPCO to reasonably insure such volume and quality obligations. In the event of any physical loss of or damage to the Product while being transported hereunder by TEPPCO, TEPPCO shall immediately or as soon as practicable upon discovery notify Fina, BASF or LP, as the case may be, of the Product loss or damage, and TEPPCO shall, at its option, either (a) make appropriate reimbursement for the Product lost or damaged based on the following:

             (i) Propylene - the most recent published United States polymer grade propylene current spot price average posted in the Chemical Marketing Associates, Inc. Monomers Report, prior to the date of the loss or

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                           damage.

                  (ii) Ethylene - the most recent published United States current spot price average for ethylene posted in the Chemical Marketing Associates, Inc. Monomers Report, prior to the date of the loss or damage.

                 (iii) Natural Gasoline - the current Mont Belvieu, Texas spot average price for natural gasoline as published in Platt's Oilgram Price Report on the date the loss or damage occurs or the most recent published Mont Belvieu, Texas spot average price for natural gasoline prior to such date of the loss or damage if there is no publication of Platt's Oilgram Price Report on the date of the loss or damage, or (b) replace such Product in kind at the Delivery Point. The aforesaid adjustment for the lost or damaged Product or the replacement of such lost or damaged Product, as the case may be, shall be made by TEPPCO not more than ten
(10) calendar days following the date TEPPCO becomes aware that such loss or damage occurred. Notwithstanding anything in this Agreement to the contrary, the aforesaid adjustment for the loss of or damage to Product or the replacement of such lost or damaged Product shall be Fina's, BASF's or LP's sole and exclusive remedy for any Claim based on the physical loss of or damage to Product while being transported by TEPPCO. Subject to the provisions of
Exhibit 3.1, any loss of Products due to measurement inaccuracies shall be the

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sole responsibility of Fina, BASF and LP, as the case may be, and TEPPCO shall not have any liability for any loss of Products due to measurement inaccuracies.

         3.5 Title to Product. Fina, BASF and LP shall retain title to their respective Products delivered by each to TEPPCO for transportation hereunder throughout the transportation of such Product from the Origin Point to the Delivery Point. Fina, BASF and LP shall be deemed to be in control and possession of their respective Products prior to the time such Product is delivered to TEPPCO at the Origin Point and after such Product is delivered to Fina, BASF or LP, as the case may be, at the Delivery Point, and TEPPCO shall be deemed to be in control and possession of the Product from the time the Product is delivered to TEPPCO at the Origin Point until the Product is delivered to Fina, BASF or LP, as the case maybe, at the Delivery Point.

         3.6 Contracting Shippers' Indemnity. FINA, BASF AND LP SHALL EACH INDEMNIFY, DEFEND AND HOLD HARMLESS TEPPCO, ITS GENERAL PARTNER AND THEIR RESPECTIVE OFFICERS AND EMPLOYEES FROM AND AGAINST ANY AND ALL CLAIMS AND LOSSES, INCLUDING ENVIRONMENTAL LIABILITIES ARISING OUT OF ACTS, OMISSIONS OR EVENTS OCCURRING DURING FINA'S, BASF'S OR LP'S RESPECTIVE POSSESSION AND CONTROL OF PRODUCT HEREUNDER AS SET FORTH IN SECTION 3.5. INDEMNIFICATION UNDER THIS SECTION 3.6 SHALL NOT APPLY AS TO ANY CLAIM OR LOSS THAT ARISES OUT OF THE SOLE NEGLIGENCE, GROSS NEGLIGENCE OR WILFUL MISCONDUCT OF TEPPCO.

         3.7 TEPPCO's Indemnity.  TEPPCO SHALL INDEMNIFY, DEFEND AND

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HOLD HARMLESS FINA, BASF AND LP, AND THEIR RESPECTIVE OFFICERS AND EMPLOYEES
FROM AND AGAINST ANY AND ALL CLAIMS AND LOSSES, INCLUDING ENVIRONMENTAL LIABILITIES ARISING OUT OF ACTS, OMISSIONS OR EVENTS OCCURRING DURING TEPPCO'S POSSESSION AND CONTROL OF THEIR RESPECTIVE PRODUCTS HEREUNDER AS SET FORTH IN
SECTION 3.5. INDEMNIFICATION UNDER THIS SECTION 3.7 SHALL NOT APPLY AS TO ANY CLAIM OR LOSS THAT ARISES OUT OF THE SOLE NEGLIGENCE, GROSS NEGLIGENCE OR WILFUL MISCONDUCT OF FINA, BASF OR LP, AS THE CASE MAY BE.

         3.8 Notice of Claim. Each Party agrees to give the other prompt written notice of any Claim brought against it that is subject to the provisions of this Agreement.

         3.9 Line Fill. Contracting Shippers shall provide the initial line fill of Natural Gasoline, Ethylene and Propylene for the Pipeline Facilities, as more specifically described in Exhibit 2.1.

                                   SECTION 4
                             TRANSPORTATION CHARGES

         4.1 Transportation Charges. As compensation for TEPPCO's transportation of Product from the Origin Point to the Delivery Point, which compensation shall be TEPPCO's sole compensation for the services described in
Exhibit 3.1, Contracting Shippers agree to pay TEPPCO the following Transportation Charges:

             (i) On all Barrels of Natural Gasoline delivered to Contracting Shippers at a Delivery Point,

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                           Contracting Shippers shall pay a Transportation
                           Charge of $0.1190 (11.9(cent)) per Barrel;

                  (ii) On all quantities of Ethylene delivered to Contracting Shippers at a Delivery Point, Contracting Shippers shall pay a Transportation Charge of $0.1189 (11.89(cent)) per 100 Pounds; and

                  (iii) On all quantities of Propylene delivered to Contracting Shippers at a Delivery Point, Contracting Shippers shall pay a Transportation Charge of $0.1156 (11.56(cent)) per 100 Pounds.

         It is understood and agreed by the Parties that prior to the Commencement Date the above Transportation Charges may be increased or decreased in amounts to represent any increases or decreases in the costs and expenses of approved scope changes in the design, engineering and construction of the Pipeline Facilities. The amounts of any such increases or decreases to the Initial Transportation Charges shall be determined in accordance with the provisions of Exhibit 2.1 and Section 2.2 of this Agreement.

         4.2 Increases and Decreases to Transportation Charges. Subject to the other provisions of this Agreement and in addition to any increases or decreases determined in accordance with Section 2.2, Section 4.1 or Section 4.3, on or before thirty (30) days after the end of the Initial Contract Year and each Contract Year thereafter, including any extensions of the Initial Term, the Transportation Charges as described and determined in Section 4.1 shall be increased or decreased based on the following formula:

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                               1 + ((A-B)x0.08)=C
                                     ---
                                      B
where:

         A = The Consumer Price Index for the calendar month immediately preceding the calendar month in which the Contract Year in question begins.

         B =      The Consumer Price Index for the Month of October, 2000.

         C = The annual adjustment factor to be applied to the Initial Transportation Charges.

If during the term of this Agreement the publication of the Consumer Price Index is discontinued or the methodology or data used to calculate such index or indices is materially altered, a mutually agreeable index or indices, shall be selected. If the Parties are unable to select such a substitute index or indices, such shall be determined pursuant to Section 13.

         4.3 Improvements Required by Law. In the event that at any time, and from time to time, after the Effective Date TEPPCO is required by any Laws not in effect on the Effective Date, to make improvements to all or a portion of the Pipeline Facilities or to otherwise incur therefor additional expenses for public safety, pollution control or any other similar or dissimilar reason, TEPPCO shall notify Contracting Shippers, as soon as reasonably possible, of the full particulars of the requirements of such Laws and TEPPCO's good faith estimate of the cost for compliance with such Laws. Notwithstanding anything herein to the contrary, TEPPCO, subject to the provisions of this Section 4.3, may increase the Transportation Charges hereunder to recover all or any portion of such costs and expenses, of which TEPPCO has previously notified

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Contracting Shippers, over the useful life of the Pipeline Facilities; provided that TEPPCO makes a similar adjustment to any Third Party shipper's transportation charges under the Tariff. TEPPCO shall notify Contracting Shippers not less than ninety (90) days prior to the implementation of any increase in the Transportation Charges under this Section 4.3, of the amount of such increase, and the method of calculating such increase. Contracting
Shippers shall each have the right to dispute any such increase by notifying TEPPCO, within thirty (30) days after receipt of TEPPCO's notice, of Contracting Shippers' decision to dispute the amount of such increase and the Parties shall meet and make a good faith effort to resolve the issue of the appropriate amount of such increase, prior to TEPPCO implementing such increase. If Contracting Shippers fail to timely notify TEPPCO of their individual or collective decision respecting a notified increase, then it shall be deemed for purposes of this Agreement that Contracting Shippers accept and approve such increase.

         4.4 Implementation of Changes to Transportation Charges. The timing of the implementation of any adjustments allowed pursuant to Sections 4.2 and 4.3 shall be at the discretion of TEPPCO, but in no event shall such adjustments be retroactive. Furthermore, TEPPCO at its discretion may implement an increase for all or any portion of any increase allowed under Section 4.2 or TEPPCO may elect not to implement any such increases at all. All decreases under Section
4.2 shall be implemented as soon as reasonably practicable under existing Laws.

         4.5 Tariff. Prior to the Commencement Date, TEPPCO shall file a Tariff with the Commission and diligently pursue with Contracting Shippers' assistance its timely commencement, covering the transportation of the Products and reflecting pertinent charges, rates, terms and conditions of this Agreement. Each of the Contracting Shippers shall have the right to review the Tariff, including supplements and successive issues, prior to TEPPCO filing such with the Commission.

         4.6 Changes to the Transportation Charges and Deficiency Rates following the end of the Initial Term.

             (a) At the end of the Initial Term of this Agreement, TEPPCO shall reduce the then-existing Transportation Charges and Deficiency Rates for each Product to an amount determined based on the following formula:

                  Where:

                           A =      the Initial Transportation Charges for a
                                    Product.

                           B = the Transportation Charges in effect for a Product immediately prior to the end of the Initial Term.

                           C = the revised Transportation Charge and revised Deficiency Rate for a Product effective following the last day of the Initial Term.

             (b) In the event that during the Initial Term the Transportation Charges are increased pursuant to Section 4.3 then the Parties shall mutually agree on an additional amount to be reflected in the revised Transportation Charges determined pursuant to Section 4.6(a) for such previous adjustment.

             (c) Such revised Transportation Charges shall be subject to increases and decreases in accordance with Sections 4.2 and
                  4.3 for so long as the Agreement remains in effect after the Initial Term.

                                   SECTION 5
                   GUARANTEED VOLUMES AND DEFICIENCY CHARGES

         5.1 Guaranteed Monthly Volume. As an inducement to TEPPCO to design, construct, operate and maintain the Pipeline Facilities, and perform necessary real estate activities without which inducement TEPPCO would not construct and operate the Pipeline Facilities, and perform the necessary real estate activities, Contracting Shippers, subject to the provisions of Section 8, guaranty, covenant, warrant and represent that during each Contract Year they will in accordance with the provisions of this Agreement collectively ship or cause to be shipped and TEPPCO, subject to its obligations as a common carrier shall accept and transport from the Origin Points to the Delivery Points the following Guaranteed Monthly Volumes of Products each Month:


            Products                         Guaranteed Monthly Volume
            --------                         -------------------------
         Natural Gasoline                         2,433,334 Barrels
         Ethylene                               250,000,000 Pounds
         Propylene                              250,000,000 Pounds

         5.2 Deficiency Payments.  (a) If the volume of a Product

("Deficient Volume") shipped through the Pipeline Facilities during a Month ("Delivery Month") is less than the Guaranteed Monthly Volume for such Product as set forth in Section 5.1, Contracting Shippers agree to pay TEPPCO within thirty (30) days after the end of the Delivery Month a Deficiency Charge in an amount equal to the difference between the specified Guaranteed Monthly Volume and the Deficient Volume times the applicable Deficiency Rate set forth below:


             Product                           Deficiency Rate
             -------                           ---------------
         Natural Gasoline                    $0.1190 per Barrel
         Ethylene                            $0.1189 per 100 Pounds
         Propylene                           $0.1156 per 100 Pounds

                  (b) The Deficiency Rates set forth in Section 5.2(a) shall be increased or decreased in the same amounts as any increases or decreases to the Transportation Charges for costs and expense for (i) any changes in the design, engineering or construction of the Pipeline Facilities as provided in Exhibit 2.1, (ii) any Mont Belvieu Work as provided in Section 2.2, and (iii) any improvements required by Law as provided in Section 4.3.

                  (c) For purposes of Section 5.2(a) only, the term "shipped" shall mean all Product actually transported through the Pipeline Facilities during the Delivery Month, including such product that is shipped or transported through the Pipeline Facilities for Third Party shippers during the Delivery Month.

                  (d) If Contracting Shippers have a Makewhole Volume Obligation for a Delivery Month, all Excess Product Volumes for the particular Product (for which the Makewhole Volume Obligation applies) shall be subtracted from the Makewhole Volume Obligation for such Delivery Month prior to calculating the Deficiency Charge for that Delivery Month.

             (e) If Contracting Shippers do not have a Makewhole Volume Obligation for a Delivery Month or there is more Excess Product Volumes than Contracting Shippers' Makewhole Volume Obligation for such Month, then any unused Excess Product Volume for such Product shall be credited to Contracting Shippers and shall be subtracted from any Makewhole Volume Obligation that may occur in any future Month.

             (f) Any Deficiency Charges paid by Contracting Shippers shall not be subject to any form of reimbursement; provided that all or any portion of any Deficiency Charges that are a result of an accounting error or other mistake shall be subject to reimbursement.

         5.3 Example Calculations. For illustrative purposes only, attached hereto as Exhibit 5.3 are sample calculations of Deficiency Charges, Makewhole Volumes and Excess Product Volumes.

                                   SECTION 6
                              BILLING AND PAYMENT

         6.1 Invoice. Unless the Parties agree otherwise, TEPPCO shall submit invoices to Fina, BASF and LP separately on or about the tenth (10th) day of a Month. Each such invoice shall list for the preceding Month by Product the quantity of Product transported during such Month by such Party, the Transportation Charges and any

Excess Product Volume credits for such Month and any Deficiency Charges for such Month. Any Deficiency Charges that cannot be directly attributed to Fina, BASF or LP for such Month shall be shared equally among Fina, BASF and LP; provided Fina, BASF and LP do not direct TEPPCO to allocate such Deficiency Charges otherwise.

         6.2 Payments. Fina, BASF and LP shall pay to TEPPCO their respective invoices within thirty (30) days of the date of such invoices by wire transfer pursuant to instructions furnished by TEPPCO to Fina, BASF and LP.

         6.3 Late Payments. Any amounts not paid when due under Section 6.2 shall bear interest from the date due until paid, as applicable, at a rate equal to four percent (4%) over the prime interest rate first published each Month in The Wall Street Journal or if such rate is unlawful, the highest lawful rate permitted. All obligations to make payments under this Agreement are absolute and shall not be subject to any right of set-off or counterclaim by reason of any Claim against the non-owing Party under this Agreement or otherwise and the Parties hereby waive any such right of set-off or counterclaim. Furthermore, a dispute as to whether a particular amount is due shall not excuse non-payment. However, payment of any amount in dispute shall not constitute a waiver of the paying Party's rights or an admission to the paying Party's detriment with respect to such disputed amount. Notwithstanding any provisions to the contrary in this Agreement, in no event shall this Agreement require the payment or permit the collection or charging of interest in excess of the maximum amounts legally permitted by the applicable usury law. If any such excess of interest is contracted for, charged or received under or in connection with this Agreement so that under any circumstances whatsoever the amount of interest contracted for, charged or received under or in connection with this Agreement exceeds the maximum amount of interest permitted by such applicable usury law, then (a) the interest limitations herein shall govern and control; (b) no person or entity now or hereafter liable for such indebtedness shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest permitted by such applicable usury law; (c) such excess which may have been collected shall, at TEPPCO's election, be either (i) applied as a credit against any amounts owed under this Agreement or other agreements, or (ii) refunded to Fina, BASF or LP; and (d) the effective rate of interest shall be automatically reduced to the maximum lawful contract rate allowed for this Agreement under such applicable usury law.

         6.4 Remedies. In addition to the provisions of Section 11 of this Agreement, if Fina, BASF or LP owes any amounts which are past due in excess of thirty (30) days, TEPPCO may, in addition to any remedy available under any applicable Law, require Fina, BASF or LP, as the case may be, to pay or furnish guaranty of payment to TEPPCO prior to further acceptance of Product for shipment or delivery hereunder.

                                   SECTION 7
                      MEASUREMENT AND INVENTORY ACCOUNTING

         7.1 Measurement. Unless otherwise mutually agreed in writing, the method for measurement and testing of Product shall be as set forth in Exhibit
3.1 and the Parties agree that such shall be the exclusive method of measuring and testing Product delivered by Contracting Shippers to TEPPCO at the Origin Points and by TEPPCO to Contracting Shippers at the Delivery Points.

         7.2 Testing of Measuring Equipment. Fina, BASF, LP and TEPPCO shall each have the right to have representatives present at all times of any installing, reading, cleaning, changing, repairing, inspecting, calibration, or adjusting done in connection with the other's measuring equipment or for sampling or testing of Product. Fina, BASF, LP and TEPPCO shall each give the others reasonable notice prior to the time of all tests so that the others may conveniently have their representatives present.

         7.3 Records. Measurement, sampling, testing and other records associated with the delivery and transportation of Product hereunder shall remain the property of their owner, but upon request shall be made available to the non-owner for inspection, verification and audit at all reasonable times; provided, however that no Party shall be required to retain any record for a period longer than thirty-six (36) Months from the creation of the record.

         7.4 Common Carrier Reports. TEPPCO shall furnish each of the Contracting Shippers with reports of their respective receipts, deliveries, inventory and sample analyses as are normally required in common carrier pipeline operations and such other reports respecting operations as may be mutually agreed by the Parties.

                                   SECTION 8
                          FORCE MAJEURE AND ALLOCATION

         8.1 TEPPCO Force Majeure. If by any reason of an event of Force Majeure TEPPCO is rendered unable, wholly or in part, to perform its obligations under this Agreement on or after the Commencement Date and if TEPPCO gives notice as soon as practical of such event in accordance with
Section 14.2 and provides full particulars of such event in writing or by facsimile transmission after the occurrence of an event of Force Majeure, nonperformance of TEPPCO shall be excused during the continuance of such event and to the extent its performance is affected by such event, subject to the provisions of Sections 8.2. TEPPCO shall use due diligence to remedy its nonperformance with all reasonable dispatch, including the making of provision for such alternate performance as may be economical and practical.

         8.2 Abatement of Guaranteed Monthly Volume.

             (a) In the event TEPPCO is prevented from performing its obligations hereunder due to a Force Majeure Event on or after the Commencement Date, the collective Guaranteed Monthly Volume obligation of Contracting Shippers under Section 5.2 hereof shall abate in the same proportion as the inability of TEPPCO to perform during the period of such Force Majeure; provided, however, the Initial Term shall be extended for the same period of time that the period of Force Majeure persists less the number of days equal to the result of dividing the number of Barrels or Pounds of Product, as the case may be, actually delivered by TEPPCO during said period, if any, by the applicable Daily Minimum Volume (fractions to be rounded upward to the next whole number) (the "Extension Term"). The Parties expressly agree that the Guaranteed Monthly Volume obligation for each Product during the Extension Term shall be the sum of the applicable Daily Minimum Volume for such Product for each day during the Extension Term, if any. In the event Contracting Shippers should transport collectively during any Month in which Force Majeure is claimed, the required Guaranteed Monthly Volume of Product (subject to such Force Majeure) through the Pipeline Facilities to the Delivery Point, then, in such event, there shall be no Extension Term of this Agreement attributable to such Force Majeure Event.

                  (b) By way of example, if TEPPCO on or after the Commencement Date has a Force Majeure Event on the Natural Gasoline pipeline and Contracting Shippers can only receive 20,000 barrels per day as a result of this event, Contracting Shippers would receive a collective reduction in the Guaranteed Monthly Volume for the applicable Month. In this example, it is assumed TEPPCO's restriction on deliveries to Contracting Shippers lasts for six days. The reduction to Contracting Shippers' collective Guaranteed Monthly Volume would be 120,000 Barrels, which is computed by taking the Daily Minimum Volume minus the actual daily deliveries during the period of Force Majeure multiplied by the duration of the Force Majeure Event (i.e., [40,000-20,000] multiplied by 6). In conjunction with the above, the Initial Term of the Agreement for Natural Gasoline would be extended by three days, which is calculated by taking the volume credit received by Contracting Shippers' divided by the Daily Minimum Volume (i.e., 120,000/40,000). In the above example, if Contracting Shippers' actual deliveries during the Month of the Force Majeure Event were greater than the Guaranteed Monthly Volume, there would be no extension of the Initial Term.

         8.3 Fina, BASF and LP Force Majeure. If by any reason of an event of Force Majeure, Fina, BASF or LP is rendered unable, wholly on in part on or after the Commencement Date, to perform its obligations under this Agreement and if Fina, BASF or LP gives notice as soon as practical of such event in accordance with Section 14.2 and provides full particulars of such event in writing or by facsimile transmission after the occurrence of an event of Force Majeure, nonperformance of Fina, BASF or LP, as the case may be, shall be excused during the continuance of such event, except that Fina, BASF and LP shall not be excused due to a Force Majeure Event or for reasons of Force Majeure, of its obligations under Section 5 to make Deficiency Payments and Fina, BASF and LP shall during such Force Majeure make timely payments of any Deficiency Payments for their failure to ship or cause to be shipped the applicable Guaranteed Monthly Volume of Products for reasons of Force Majeure or otherwise. Fina, BASF and LP shall use due diligence to remedy their respective nonperformance with all reasonable dispatch, including the making of provision for such alternate performance as may be economical and practical.

         8.4 Allocation. When shippers, including Fina, BASF and LP, tender quantities of commodities to TEPPCO for shipment greater than can be transported over the Pipeline Facilities for reasons other than a Force Majeure Event, TEPPCO shall restrict or suspend receipts of commodities from all its shippers (including receipts from Fina, BASF and LP of Product for transportation hereunder) to the extent necessary, but only to the extent necessary, to allocate its available transportation capacity among all its shippers on an equitable pro rata basis based on historical levels of shipments. In such event TEPPCO shall promptly notify Fina, BASF and LP by telephone (to be confirmed in writing) of Fina's, BASF's and LP's allocated capacity during such allocation period. If Fina's, BASF's and LP's allocated capacity is less than their collective Daily Minimum Volume, then the Guaranteed Monthly Volume obligation for the Product being allocated for the Month during which such capacity allocation occurs shall be reduced by an amount equal to the product of (i) the number of days during the Month the Pipeline Facilities are on allocation, and (ii) the difference between the applicable Daily Minimum Volume and Fina's, BASF's and LP's collective allocated capacity for such Product.

         8.5 Disposal of Product. In the event Fina, BASF or LP is unable to have Product delivered to it hereunder at the Delivery Point, as a result of Force Majeure or any other cause, TEPPCO agrees to reasonably cooperate with Fina, BASF and Partnership with respect to Fina's, BASF's or LP's disposal of such Product in the Pipeline Facilities; provided, however, if Fina, BASF or LP fail to make provisions for such disposal, TEPPCO shall have the right but not the obligation, at Fina's, BASF's and LP's sole cost and expense and for Fina's, BASF's and LP's account, as the case may be, to dispose of any such Product at the best commercial price then available under existing circumstances in order to free capacity in the Pipeline Facilities.

                                   SECTION 9
                                      TERM

         9.1 Term. This Agreement shall be in full force and effect as of the Effective Date and shall continue in effect for an Initial Term of twenty (20) Contract Years, subject to any extension pursuant to Section 8.2, and shall continue thereafter from Contract Year to Contract Year unless and until terminated by TEPPCO, or any of the Contracting Shippers upon not less than 180 days prior written notice to the other Parties specifying a termination date either at the end of (i) such Initial Term, or (ii) any subsequent Contract Year.

         9.2 Termination. Notwithstanding Section 9.1, in the event Fina, BASF or LP should ever purchase the Pipeline Facilities from TEPPCO, this Agreement shall terminate upon such acquisition.

                                   SECTION 10
                                      LAWS

         This Agreement shall be subject to all Laws affecting either TEPPCO or Contracting Shippers and should any of the Parties, by force of any such Laws imposed at any time during the term of this Agreement, be rendered unable, wholly or in part, to carry out its obligations under this Agreement, then this Agreement shall nevertheless continue but shall be deemed modified to conform with the requirements of such Laws. Notwithstanding the foregoing provisions of this Section 10, this Agreement shall not be deemed to be so modified if such Laws substantially and materially impairs any Party's rights and benefits as herein provided, including but not limited to, services rendered hereunder or TEPPCO receiving Transportation Charges and Deficiency Charges substantially in accordance with the terms set forth herein, and, in such event, the Parties shall negotiate in good faith to amend the terms of this Agreement so that such Laws may be complied with and the Parties shall continue to receive the rights and benefits herein provided. This Agreement is expressly made subject to the Tariff and any inconsistencies between this Agreement and the Tariff shall be resolved in favor of the Tariff; provided, however, TEPPCO shall not, without Contracting Shippers prior written consent, seek to alter the character or amount of TEPPCO's services or obligations herein provided or to reduce the term of this Agreement. The Parties agree to assist each other (at the expense of the requesting Party) in any proceeding before any Governmental

Authority having jurisdiction over this Agreement or the Tariff, to ensure that the provisions of this Agreement and the Tariff continue in effect.

                                   SECTION 11
                                    DEFAULT

         In addition to any other provisions of this Agreement relative to default, it is understood and agreed that if either Party hereto shall fail to materially perform any of the covenants or obligations imposed upon it under and by virtue of this Agreement and such covenants or obligations are of a material nature, then in such event the other Party hereto may, at its option, terminate this Agreement by proceeding as follows: The Party not in default shall cause a written notice to be served on the Party in default stating specifically the cause for terminating this Agreement declaring it to be the intention of the Party giving notice to terminate the same; whereupon the Party in default shall have thirty (30) days after the service of the aforesaid termination notice in which to remedy or remove the cause or causes stated in the notice for terminating the Agreement (the "Cure Period") and, if within said Cure Period the Party in default does so remedy or remove said cause or causes, then such termination notice shall be deemed withdrawn and this Agreement shall continue in full force and effect. If the Party in default does not so remedy or remove the cause or causes within said Cure Period, then, at the option of the Party giving the termination notice, this Agreement shall become null and void from and after the expiration of said Cure Period. If a default cannot be substantially cured within the Cure Period, but the Party in default has commenced to remedy the cause of default within the Cure Period and continues diligently pursuing such remedy after expiration of the Cure Period, then the Party not in default may not terminate this Agreement until such time as the Party in default stops diligently pursuing a remedy of the default. Any termination of this Agreement pursuant to the provisions of this Section 11 shall be without prejudice to the right of either Party to collect any amounts then due and owing to it under the provisions of this Agreement and shall be without prejudice to the rights of such Party to receive any Product for which it has paid the Transportation Charges hereunder but has not received the Product prior to the time of termination, and without waiver of or prejudice to any remedy (legal, equitable or otherwise) to which the Party not in default may be entitled for violations, default or breach of this Agreement. For purposes of this Section 11, the term "Party" shall mean TEPPCO on the one hand and Contracting Shippers, collectively on the other hand.

                                   SECTION 12
                                     TAXES

         12.1 TEPPCO Taxes. TEPPCO shall pay any and all applicable taxes (including but not limited to ad valorem taxes, excise taxes, sales taxes and value added taxes), fees, assessments and charges with respect to the Pipeline Facilities used by TEPPCO to provide transportation services under this Agreement. Contracting Shippers shall cooperate with TEPPCO in any protest or contest by TEPPCO of such taxes solely at TEPPCO's expense.

         12.2 Contracting Shippers' Taxes. Contracting Shippers shall each pay any and all applicable taxes (including but not limited to ad valorem taxes, excise taxes, sales taxes and value added taxes), fees, assessments and charges with respect to the delivery, ownership, receipt, handling, use, and storage of their respective Products in transit or the transfer of ownership of the Products hereunder. TEPPCO shall cooperate with Fina, BASF and LP in any protest or contest by any of them of such taxes solely at the requesting Party's expense.

                                   SECTION 13
                                    DISPUTES

         13.1 Dispute Negotiations. In the event of any controversy or dispute, whether based in contract, tort or otherwise, arising out of or relating to this Agreement or the scope, breach, termination or validity of this Agreement, the Parties shall promptly seek to resolve any such dispute by negotiations between senior executives of the Parties who have authority to settle such dispute. When a Party believes there is a dispute under this Agreement, that Party may give the other Party written notice of the dispute. Within thirty
(30) days after receipt of such notice, the receiving Party shall submit to the other a written response. Both the notice and responses shall include (i) a statement of such Party's position and a summary of the evidence and arguments supporting its position, and (ii) the name, title, facsimile number, and telephone number of the executive who will represent that Party. In the event the dispute involves a Claim arising out of the actions of any Person or entity not a signatory to this Agreement, the receiving Party shall have such additional time as necessary, not to exceed an additional thirty (30) days, to investigate the dispute before submitting a written response. The executives shall meet at a mutually acceptable time and place within fifteen (15) days after the date of the response and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the dispute. If one of the executives is an attorney or intends to be accompanied at a meeting by an attorney, the other executives shall be given at least five (5) working days' notice of such intention and may also be accompanied by an attorney. All negotiations and communications pursuant to this Section 13 shall be treated and maintained by the Parties as confidential information and shall be treated as compromise and settlement negotiations for the purposes of the Federal and State Rules of Evidence. The term "Party" as used in this Section 13 shall mean TEPPCO on the one hand and Contracting Shippers collectively on the other hand.

         13.2 Arbitration. Any disputes arising under the provisions of (i)
Section 4.2 of this Agreement relative to selecting a substitute index in place of any discontinued index, or (ii) Section 4.1 of Exhibit 2.1 of this Agreement relative to determining Related Costs (as that term is defined in Exhibit 2.1) caused by the rerouting of the Pipeline Facilities (collectively "Dispute") that are not settled pursuant to the foregoing provisions may be submitted to binding arbitration in accordance with the following provisions. No other dispute shall be subject to arbitration hereunder, unless otherwise expressly agreed to by the Parties.

                  (a) The Party desiring to initiate arbitration in connection with any Dispute shall send, via certified mail, written notice of demand of arbitration to the other Party and the name of the arbitrator appointed by the Party demanding arbitration together with a statement of the matter in controversy.

                  (b) Within fifteen (15) days after receipt of such demand, the receiving Party shall name its arbitrator. If the receiving Party fails or refuses to name its arbitrator within such 15-day period, the second arbitrator shall be appointed, upon request of the Party demanding arbitration, by the Chief U.S. District Court Judge for the
                           Southern District of Texas ("Judge") or such other person designated by the Judge. The two arbitrators so selected shall within fifteen (15) days after their designation select a third arbitrator; provided, however, that if the two arbitrators are not able to agree on a third arbitrator within such 15-day period, either Party may request the Judge or such other person designated by the Judge to select the third arbitrator as soon as possible. In the event the Judge declines to appoint an arbitrator, appointment shall be made, upon application of either Party, pursuant to the Commercial Arbitration Rules of the American Arbitration Association. If any arbitrator refuses or fails to fulfill his or her duties hereunder, such arbitrator shall be replaced by the Party which selected such arbitrator (or if such arbitrator was selected by another Person, through the procedure which such arbitrator was selected) pursuant to the foregoing provisions.

                  (c) Each arbitrator selected by the Parties shall be qualified by education, experience and training to pass on the particular question in Dispute. The arbitrators selected by the Parties are not required to be neutral, but the third arbitrator shall be neutral, and must be a practicing attorney, a judge or a retired judge.

                  (d) The Parties hereto hereby request and consent to the three (3) arbitrators conducting a hearing in Houston, Texas no later than sixty (60) days following their selection or thirty (30) days after all prehearing discovery has been completed, whichever is later, at which the Parties shall present such evidence and witnesses as they may choose, with or without legal counsel.

                  (e) Arbitration shall be conducted in accordance with the Commercial Arbitration Rules and procedures of the American Arbitration Association.

                  (f) The Federal Rules of Civil Procedure, as modified or supplemented by the local rules of civil procedure for the U.S. District Court for the Southern District of Texas, shall apply in the arbitration. The Parties shall make their witnesses available in a timely manner for discovery pursuant to such rules. If a Party fails to comply with this discovery agreement within the time established by the arbitrators, after resolving any discovery disputes, the arbitrators may take such failure to comply into consideration in reaching their decision. All discovery disputes shall be resolved by the arbitrators pursuant to the procedures set forth in the Federal Rules of Civil Procedure.

                  (g) Adherence to formal rules of evidence shall not be required. The arbitrators shall consider any evidence and testimony that they determine to be relevant.

                  (h) The Parties shall request that the arbitrators render their decision within thirty (30) calendar days following conclusion of the hearing.

                  (i) Any decision by a majority of the arbitration panel shall be final, binding and non-appealable. Any such decision may be filed in any court of competent jurisdiction and may be enforced by any Party as a final judgment in such court. There shall be no grounds for appeal of any arbitration award hereunder.

                  (j) The defense of statute of limitations and laches shall be tolled from and after the date a Party gives the other Party written notice of a Dispute as provided in Section 13.1 above until such time as the Dispute has been resolved pursuant to Section 13.1, or an arbitration award has been entered pursuant to Section 13.3.

                  (k) Subject to subsection (j) directly above, in no event may arbitration be demanded after the date when institution of legal or equitable proceedings based on a Claim, Dispute or other matter in question would be barred by the applicable statute of limitations.

         13.3 Payment of Expenses. In the event arbitration or, despite the Parties agreement to arbitrate, litigation arising out of this Agreement is initiated by either Party, the prevailing Party, after the entry of a final nonappealable order, shall be entitled to recover from the other Party, as a part of said order, all court costs, fees and expenses of such arbitration (or litigation), including, without limitation, reasonable attorneys' fees.

                                   SECTION 14
                               GENERAL PROVISIONS

         14.1 Further Assurances. At any time or from time to time at and after the Effective Date, each of the Parties shall, at the request of the other, execute and deliver or cause to be executed and delivered all the assignments, consents, documents and instruments, and take or cause to be taken all the other reasonable actions as may be necessary or desirable to more fully and effectively carry out the intents and purposes of this Agreement.

         14.2 Notices. All notices, invoices, requests, demands and other communications required or permitted to be given under this Agreement shall be deemed to have been duly given if in writing and delivered personally or sent via first-class, postage prepaid, registered or certified mail (return receipt requested), or by overnight delivery service or facsimile transmission addressed as follows:

         If to Fina:

                  Fina Oil and Chemical Company
                  6000 Legacy Drive
                  Plano, Texas  75024-3601
                  Attention:  General Counsel

         If to BASF:

                  BASF Corporation
                  3000 Continental Drive - North
                  Mount Olive, New Jersey  07828-1234
                  Attention:  Vice President - Special Projects

         If to LP:

                  BASF Fina Petrochemicals, Limited Partnership
                  Hwy 366 @ Gate 99 off Hwy 87
                  Port Arthur, Texas  77642
                  Attention:  Plant Manager

         If to TEPPCO:

                  Texas Eastern Products Pipeline Company
                  2929 Allen Parkway, Suite 3200
                  Houston, Texas  77019
                  Attention:  Vice President - Business Development
                  Telephone:  (713) 759-3685
                  Facsimile:  (713) 759-3957


Any notice given to Contracting Shippers shall be given to Fina, BASF and LP. Any Party may change the address to which the communications are to be directed to it by giving notice to the other in the manner provided in this Section
14.2. Notice by mail shall be deemed to have been given and received on the third calendar day after posting. Notice by overnight delivery service, facsimile transmission or personal delivery shall be deemed given on the date of actual delivery.

         14.3 Entire Agreement. This Agreement and the Attachments and Exhibits hereto set forth the entire agreement and understanding of the Parties with respect to the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof, including the Fina Oil and Chemical Company Consulting Services Contract (Contract Number:

6476-A) dated October 19, 1998 between Fina Oil and Chemical Company and TE Products Pipeline Company, Limited Partnership. No representation, promise, inducement or statement of intention with respect to the subject matter of this Agreement has been made by any Party that is not embodied in this Agreement, Attachments and Exhibits hereto, and none of the Parties shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

         14.4 Assignment. Neither Fina, BASF, LP nor TEPPCO may sell, transfer, assign, pledge or hypothecate, in each case, by operation of law, change in control or otherwise, its rights, interests or obligations under this Agreement without the full consent of the other Parties; provided, however, either Fina, BASF, LP or TEPPCO shall have the right, without the consent of any of the other Parties, to assign all its rights and obligations under this Agreement to an Affiliate or to a Third Party purchaser of all of the assets of a Party to which this Agreement pertains provided that such Affiliate or Third Party has sufficient assets and financial strength acceptable to the other Parties, which acceptance shall not be unreasonably withheld; and further provided that contemporaneously with the assignment of such interest, the Affiliate or Third Party to whom such interest is being assigned shall deliver to the other Parties to this Agreement a written agreement pursuant to which such Affiliate or Third Party agrees (i) to be bound by all the terms and provisions of this Agreement and any agreement referenced herein; and (ii) to perform and discharge the obligations and liabilities set forth in this Agreement and such other agreements. TEPPCO may not sell or assign all or any portion of its interest in the Pipeline Facilities to an Affiliate or a Third Party without properly assigning this Agreement to such acquiring Affiliate or Third Party as provided in this Section 14.4.

         14.5 Enforceability by the Parties. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Parties hereto and their respective successors and permitted assigns.

         14.6 Amendments. This Agreement may be amended, superseded or cancelled, and any of the terms hereof may be waived, only by a written instrument specifically stating that it amends, supersedes or cancels this Agreement or waives any of the terms herein, executed by all Parties or, in the case of a waiver, by the Party waiving compliance. The failure of any Party at any time to require performance of any provision herein shall in no manner affect the right at a later time to enforce the same.

         14.7 Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         14.8 Waiver. No waiver by any Party of any condition, or of any breach of any term, covenant, representation or warranty, shall be deemed or constitute a waiver of any other condition, or breach of any other term, covenant, representation or warranty, nor shall the waiver constitute a continuing waiver unless otherwise expressly provided.

         14.9 Unenforceability of Provisions. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         14.10 Third Party Beneficiary. Except to the extent a Third Party is expressly given rights herein, any agreement contained, expressed or implied in this Agreement shall be only for the benefit of the Parties hereto and their respective legal representatives, successors and assigns, and such agreements shall not inure to the benefit of the obligees of any indebtedness of any Party hereto, it being the intention of the Parties hereto that no person or entity shall be deemed a third party beneficiary of this Agreement, except to the extent a Third Party is expressly given rights herein.

         14.11 Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, WHETHER OR NOT OCCASIONED BY A DEFAULT OR OTHER BREACH OF THIS AGREEMENT, NO PARTY SHALL BE LIABLE HEREUNDER TO THE OTHER PARTIES FOR SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, LOSS OF PROFITS, OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

         14.12 Governing Law.  THIS AGREEMENT SHALL BE CONSTRUED

AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF TEXAS, WITHOUT REGARD TO ANY
CONFLICT-OF-LAWS PROVISION THEREOF THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

         14.13 Venue. Any court proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, shall be brought and tried in the federal or state courts situated in the City of Houston, Harris County, Texas.

         IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first set forth above.

                                    Fina Oil and Chemical Company


                                    By:    /s/ MICHAEL J. COUCH
                                       -------------------------------------
                                    Name:  Michael J. Couch
                                          ----------------------------------
                                    Title: SENIOR VICE PRESIDENT
                                          ----------------------------------


                                    BASF CORPORATION


                                    By:    /s/ CARL A. JENNINGS
                                       -------------------------------------
                                    Name:  Carl A. Jennings
                                         -----------------------------------
                                    Title: EXECUTIVE VICE PRESIDENT


                                    BASF FINA PETROCHEMICALS
                                    LIMITED PARTNERSHIP BY ITS
                                    GENERAL PARTNERS

                                             FINA OIL AND CHEMICAL COMPANY

                                             By:     /s/ MICHAEL J. COUCH
                                                ----------------------------
                                             Name:   Michael J. Couch
                                                  --------------------------
                                             Title:  SENIOR VICE PRESIDENT
                                                   -------------------------


                                             BASF CORPORATION

                                             By:     /s/ RUDOLF R. SCHNUR
                                                ----------------------------
                                             Name:   Rudolf R. Scnur
                                                  --------------------------
                                             Title:  VICE PRESIDENT
                                                   -------------------------


                                    TE PRODUCTS PIPELINE COMPANY,
                                    LIMITED PARTNERSHIP, BY TEXAS
                                    EASTERN PRODUCTS PIPELINE COMPANY,
                                    GENERAL PARTNER


                                    By:      /s/ DAVID LANGLEY
                                       -------------------------------------
                                    Name:    David Langly
                                         -----------------------------------
                                    Title:   VICE PRESIDENT
                                          ----------------------------------

                                   APPENDIX A



         "Affiliate" shall mean, as to the Person specified, any Person (a) controlling, controlled by or under common control with such specified Person,
(b) which beneficially owns or holds fifty percent (50%) or more of any class of stock or other equity interest of such specified Person, or (c) fifty percent (50%) or more or any class of whose stock or equity interest is beneficially owned or held by such specified Person and its Affiliates. For purposes of this definition "control," when used with respect to any specified Person, means the power to direct the management and policies of the Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Agreement" shall mean this instrument and all appendices and exhibits hereto as originally executed or as may from time to time be supplemented or amended.

         "Authorizations" shall have the meaning given in Section 2.4.

         "Barrel" shall mean 42 United States standard gallons at 60 degrees Fahrenheit.

         "BASF" shall mean BASF Corporation, a Delaware corporation.

         "Best Efforts" shall mean commercially reasonable good faith efforts under the circumstances, without any requirements that any Party be obligated
(a) to pay any penalty, premium or undue consideration to obtain any waiver, consent, approval or election, (b) to modify its rights or obligations under any existing agreement, lease or other contract, or (c) to violate any Applicable Law.

         "Claim" shall mean any demand, demand letter, claim or notice of noncompliance or violation (written or oral) or Proceeding.

         "Commission" shall mean the Texas Railroad Commission or any commission, agency or other Governmental Authority succeeding to the powers of the Texas Railroad Commission as it pertains to this Agreement or the Tariff.

         "Commencement Date" shall be the date established pursuant to the provisions of Section 2.6.

         "Consumer Price Index" shall mean the Consumer Price Index - All Urban Consumers published by the Bureau of Labor Statistics.
The specific Index is for Houston-Galveston-Brazoria, SAO All
Items, Not Seasonally Adjusted.

         "Contract Year" shall mean the period of time beginning on the Commencement Date or any anniversary thereof and ending 365 days (366 days in the case any such yearly period has February 29th) later.

         "Contracting Shippers" shall mean individually and jointly Fina, BASF and LP.

         "Daily Minimum Volume" shall be determined for each Product as follows:


                  Product                              Amounts
                  -------                              -------
         Natural Gasoline (Barrels)                      80,000
         Ethylene (Pounds)                            8,219,178
         Propylene (Pounds)                           8,219,178

         "Deficiency Rate" shall have the meaning given in Section 5.2(a) and
Section 5.2(b).

         "Delivery Month" shall have the meaning given in Section
5.2(a).

         "Delivery Point" shall mean the Plant, the Mont Belvieu Terminal or the Union Carbide Company's compressor station near Port Arthur, Texas, as the case may be.

         "Dispute" shall have the meaning given in Section 13.2.

         "Effective Date" shall mean the date of execution of this Agreement by the Parties.

         "Environmental Condition" shall mean any environmental pollution, contamination, degradation, damage or injury caused by, related to, arising from, or in connection with the generation, handling, use, treatment, storage, transportation, disposal, discharge, release or emission of any Hazardous Materials, or violation of or remediation required under any Environmental Laws.

         "Environmental Laws" shall mean all laws, rules, regulations, statutes, ordinances, decrees or orders of any Governmental Authority relating to (a) the control of any pollutant or potential pollutant or protection of the air, water, or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, including all Hazardous Materials, and (c) exposure to hazardous, toxic or other substances alleged to be harmful and includes without limitation, (1) the terms and conditions of any Environmental Permits, and (2) judicial, administrative, or other regulatory decrees, judgments, and orders of any Governmental Authority. "Environmental Laws" shall include, but not be limited to, the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. Section 11001, et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq. and CERCLA. The term "Environmental Laws" shall also include all state, local and municipal laws, rules, regulations, statutes, ordinances and orders dealing with the same subject matter or promulgated by any Governmental Authority thereunder or to carry out the purposes of any federal, state, local and municipal laws.

         "Environmental Liabilities" shall mean any and all liabilities, responsibilities, claims, suits, losses, costs (including remedial, removal, response, abatement, clean-up, investigative, or monitoring costs and any other related costs and expenses), other causes of action, damages, settlements, expenses, charges, assessments, liens, penalties, fines, prejudgment and post-judgment interest, attorneys' fees and other legal fees (a) pursuant to any agreement, order, notice, or responsibility, directive (including directives embodied in Environmental Laws), injunction, judgment, or similar documents (including settlements), arising out of or in connection with any Environmental Laws, or (b) pursuant to any Claim by a Governmental Authority or other Person for personal injury, property damage, damage to natural resources, remediation, or payment or reimbursement of response costs incurred or expended by the Governmental Authority or Person pursuant to common law or statute and relating to an Environmental Condition.

         "Environmental Permit" shall mean any permit, license, approval, registration, identification number or other authorization covering the ownership or operation of the Pipeline Facilities granted under or pursuant to any applicable law, regulation or other requirement of the United States or of any state, municipality or other subdivision thereof relating to the control of any pollutant or protection of health or the environment, including, without limitation, all applicable Environmental Laws.

         "Excess Product Volume" shall mean the total volume of a particular Product that Fina, BASF and LP and Third Parties transport through the Pipeline Facilities from an origin point to a Delivery Point during a Month that is in excess of that Month's Guaranteed Monthly Volume for such Product.

         "Extension Term" shall have the meaning given it in Section
8.2.

         "Fina" shall mean Fina Oil and Chemical Company, a Delaware corporation.

         "Force Majeure" or "Force Majeure Event" shall mean, without limitation by this recital, acts of God; acts of a public enemy; fires; explosions; wars; earthquakes; storms; floods; extreme cold or freezing; extreme heat; washouts; necessity for compliance with any court order, law, regulation or ordinance promulgated by any Governmental Authority having jurisdiction; civil disturbances;

strikes, lockouts or other industrial disturbances; the necessity for testing (as required by Governmental Authority or as deemed necessary by the testing Party for the safe operation thereof); inability of either Party to obtain necessary material, supplies, permits, or labor to perform or comply with any obligation or condition of this Agreement; inability to obtain rights-of-way; and any other causes, whether of the kind herein recited or not, which are not reasonably in the control of the Party claiming suspension. It is understood and agreed that the settlement of strikes, lockouts or other industrial disturbances shall be entirely within the discretion of the Party having the difficulty and that the requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts or other industrial disturbances by acceding to the demands of an opposing party involved in such strikes, lockout or other industrial disturbances, when such course is inadvisable in the discretion of the Party having the difficulty.

         "General Partner" shall mean Texas Eastern Products Pipeline Company, a Delaware corporation.

         "Governmental Authority" shall mean any entity of or pertaining to government, including any federal, state, local or other governmental or administrative authority, agency, court, tribunal, arbitrator, commission, board or bureau.

         "Guaranteed Monthly Volume" shall have the meaning and volume amounts set forth in Section 5.1.

         "Hazardous Materials" shall mean (a) toxic or hazardous materials or substances; (b) solid wastes, including asbestos, polychlorinated biphenyls, mercury, buried contaminants, chemicals, flammable or explosive materials; (c) radioactive materials; (d) petroleum wastes and any spills or releases of any petroleum wastes or petroleum products; and (e) any other chemical, pollutant, contaminant, substance or waste that is regulated by any Governmental Authority under any Environmental Law.

         "Initial Contract Year" shall mean the first Contract Year and commencing on the Commencement Date.

         "Initial Term" shall have the meaning set forth in Section
9.1.

         "Initial Transportation Charges" shall be the Transportation Charges in effect on the Commencement Date.

         "Laws" shall mean any applicable federal, state, county, city, and municipal law, ordinance, code, regulation, order, judgment, writ, injunction, requirement, statute, rule, governmental authorization or any order of any Governmental Authority.

         "Losses" shall mean any and all damages, losses, liabilities, payments, obligations, penalties, assessments, costs, disbursements or expenses (including interest, awards, judgments, settlements, fines, costs of remediation, diminutions in value, fees and expenses of attorneys, accountants and other professional advisors and expert witnesses and costs of investigation and preparation of any kind or nature whatsoever).

         "LP" shall mean BASF Fina Petrochemicals Limited Partnership.

         "Makewhole Volume" shall mean the volume difference in Barrels or Pounds, as the case maybe, between the applicable Guaranteed Monthly Volume for a Month and the volume of Product actually shipped by Fina, BASF, LP and Third Parties during such month, provided such actual volume is less than the Guaranteed Monthly Volume.

         "Mont Belvieu Terminal" shall mean TEPPCO's Mont Belvieu South terminal in Mont Belvieu, Texas.

         "Mont Belvieu Work" shall mean the design, engineering, construction and installation of facilities necessary to tie Receipt and Delivery Facilities into TEPPCO's facilities at the Mont Belvieu Terminal.

         "Month" shall mean the period beginning at 12:00 a.m.
(midnight) local Houston, Texas, time on the first day of a calendar month and ending at 12:00 a.m. (midnight) local Houston, Texas, time on he first day of the next calendar month.

         "Origin Point" shall mean the Plant or the Mont Belvieu
Terminal, as the case may be.

         "Party" shall mean Fina, BASF, LP or TEPPCO, except as provided otherwise in Section 11 and Section 13 and "Parties" shall mean Fina, BASF, LP and TEPPCO unless the context otherwise requires.

         "Person" shall mean any individual, partnership, limited partnership joint venture, association, limited liability company, stock company, trust, unincorporated organization, or Governmental Authority.

         "Pipeline Facilities" or "Pipeline Systems" shall mean three (3) 12.75-inch outside diameter pipelines and associated facilities and equipment to be constructed by TEPPCO along the proposed route identified in Exhibit 2.1. Each of the three pipelines would operate as a common carrier facility and would be dedicated to one of the following Product services:

         (i) Transportation of Natural Gasoline between the Mont Belvieu Terminal and the Plant.

         (ii) Transportation of Ethylene between the Plant and the Mont Belvieu Terminal.

         (iii) Transportation of Propylene between the Plant and the Mont Belvieu Terminal.

The Natural Gasoline pipeline, the Ethylene pipeline and Propylene pipeline will be designed and constructed to be bi-directional. However, the Propylene Pipeline will be operated after the Commencement Date to flow Propylene only from the Plant to the Mont Belvieu Terminal. The pipeline dedicated to Ethylene service includes a lateral pipeline for the transportation of Ethylene from the Plant to Union Carbide Company's plant near Port Arthur, Texas. The Pipeline Facilities are more fully described in Exhibit 2.1.

         "Plant" shall mean LP's petrochemical plant located in or near Port Arthur, Texas on property leased by the LP from Fina. The Pipeline Facilities will terminate immediately inside the property lines of the leased property.

         "Pounds" shall mean a unit of mass equal to 16 avoirdupois ounces or
0.45359237 kilogram.

         "Proceeding" shall mean any action, suit, claim, investigation, review or other judicial or administrative proceeding, at law or in equity, before or by any Governmental Authority.

         "Product" or "Products" shall mean "Natural Gasoline," "Ethylene" and "Propylene" meeting the specifications attached hereto as Exhibit 3.3.

         "Receipt and Delivery Facilities" shall mean those facilities owned by Fina, BASF or a Third Party supplier or customer of Fina or BASF that are necessary for either the receipt or delivery of Products.

         "Tariff" shall mean the tariff filed by TEPPCO with the Commission as described in Section 4.5 hereof, including all supplements to and successive issues thereof.

         "THE WALL STREET JOURNAL" shall mean the The Wall Street Journal newspaper published by Dow Jones & Company, Inc.

         "Third Party" shall mean any Person other than the Parties.

         "Transportation Charges" shall have the meaning set forth in
Section 4.1.

                                   EXHIBIT 2.1

                             PROJECT MANAGEMENT FOR
                      DESIGN, ENGINEERING AND CONSTRUCTION
                          AND RIGHT OF WAY ACQUISITION

                                TABLE OF CONTENTS

                                                                        Page
SECTION 1                  DEFINITIONS................................    1

SECTION 2                  DESIGN, CONSTRUCTION AND PERFORMANCE
                           REQUIREMENTS...............................    1
         2.1               Design and Engineering Services............    1
         2.2               Description and Construction of Project....    1
         2.3               Performance Standards......................    3
         2.4               Completion Standards.......................    4

SECTION 3                  CONTRACT DOCUMENTS AND INTERPRETATIVE RULES    5
         3.1               Contract Documents.........................    5
         3.2               Documents at Project Site..................    5
         3.3               Interpretive Rules and Resolution of
                           Conflicts Among Contract Documents.........    6

SECTION 4                  ACQUISITION OF RIGHT-OF-WAY.................   7
         4.1               Acquisition of Right-of-Way................    7
         4.2               Sharing Costs and Expenses for
                           Right-of-Way...............................    9

SECTION 5                  THE WORK AND CHANGES IN THE WORK...........   10
         5.1               The Work...................................   10
         5.2               Title and Risk of Loss.....................   11
         5.3               Standards for Materials....................   11
         5.4               Changes in Work............................   11

SECTION 6                  TEPPCO'S GENERAL DUTIES, STATUS AND
                           REPRESENTATIVES............................   14
         6.1               TEPPCO's General Duties....................   14
         6.2               Progress Schedule..........................   15
         6.3               Payment of Taxes...........................   16
         6.4               Chief Inspector............................   16
         6.5               Permits, Fees. Notices, Tests and
                           Inspections................................   17
         6.6               Compliance with Laws.......................   18
         6.7               Safety and Security........................   18
         6.8               Cleaning Up................................   19
         6.9               Non-Conforming Work........................   19
         6.10              As-Built Surveys and Record Drawings.......   20
         6.11              As-Built Documentation.....................   20
         6.12              Certain Responsibilities...................   20

SECTION 7                  COMMENCEMENT AND COMPLETION................   21
         7.1               Commencement of Work.......................   21
         7.2               Completion.................................   21
         7.3               Liquidated Damages and Completion Bonus....   22
         7.4               Delay......................................   24
         7.5               Contracting Shippers' Obligations .........   25

SECTION 8                  CONTRACTS AND OTHER AGREEMENTS.............   26
         8.1               Contractor.................................   26
         8.2               Subcontractor..............................   26
         8.3               Relations..................................   26

SECTION 9                  NO STOPPAGE OR WORK AND TIME OF
                           THE ESSENCE................................   26
         9.1               No Stoppage of Work........................   26
         9.2               Time of the Essence........................   27

SECTION 10                 OWNERSHIP OF DOCUMENTS AND PATENT
                           INFRINGEMENT...............................   27
         10.1              Ownership of Documents.....................   27
         10.2              Patent Infringement........................   27

SECTION 11                 ADDITIONAL WORK AND RIGHT TO ACCESS
                           WORK.......................................   28
         11.1              Additional Work............................   28
         11.2              Contracting Shipper's Right to
                           Access Work................................   29


LIST OF ATTACHMENTS

Attachment 2.1 - (Design, Engineering and Construction Services)
Attachment 2.2(a) - (Proposed Pipeline Route)
Attachment 2.2(b) - (Engineering Guides and Specifications)
Attachment 2.3 - (Process Flow Diagram and Isometric Layout)
Attachment 2.4 - (Testing, Cleaning and Drying Procedures)
Attachment 5.4 - (Change Order Proposal)
Attachment 6.2(a) - (Project Controls)
Attachment 6.2(e)(1) - (Reporting)
Attachment 6.2(e)(2) (Measurement of Percentage Completion)
Attachment 7.2 - (Process for filling Ethylene and Propylene Pipelines) Attachment 7.3(e) - Sample Calculation

                                   EXHIBIT 2.1

                             PROJECT MANAGEMENT FOR
                      DESIGN, ENGINEERING, CONSTRUCTION AND
                            RIGHT OF WAY ACQUISITION


SECTION 1      DEFINITIONS

         The terms defined in Attachment A-2.1 shall (i) have the respective meaning specified therein with each such definition of a term being equally applicable to singular and the plural form of the term so defined. Terms initially capitalized but not defined in Attachment A-2.1 shall have the meaning given to such term in the Agreement to which this Exhibit is attached.

SECTION 2      DESIGN, CONSTRUCTION AND PERFORMANCE REQUIREMENTS

         2.1 Design and Engineering Services. TEPPCO shall provide or cause to be provided all design and engineering services needed to fully define the Pipeline Facilities and to cause the Pipeline Facilities, as designed and engineered, to comply with the Completion Standards and to operate in accordance with the Performance Standards. Such design and engineering services shall include but not be limited to the services described in Attachment 2.1 attached hereto. All such services shall be performed in accordance with the Project Schedule.

         2.2 Description and Construction of Project. TEPPCO shall construct, fabricate and install or cause to be constructed, fabricated and installed three pipeline systems (the "Pipeline Systems" or "Pipeline Facilities") and certain ancillary facilities conforming to the specifications and standards contained in this Exhibit 2.1 and all other Contract Documents, as follows:

                  (i) A 12.75 inch outside diameter ANSI 900 bidirectional pipeline (the "Propylene Pipeline") approximately 66 miles in length, terminating immediately inside the southwest corner property line of the Plant and the property line of the Mont Belvieu Terminal, to be used to transport Propylene from Port Arthur, Texas to Mont Belvieu, Texas along the route with the terminus locations described in Attachment 2.2(a), or deviations therefrom as required.

                  (ii) A 12.75 inch outside diameter ANSI 900 bidirectional pipeline (the "Ethylene Pipeline") approximately 66 miles in length, terminating immediately inside the southwest corner property line of the Plant and the property line of the Mont Belvieu Terminal, to be used to transport Ethylene between Port Arthur, Texas and Mont Belvieu, Texas, along the route with terminus locations described in Attachment 2.2(a), or deviations therefrom as required. The Ethylene Pipeline would include a lateral pipeline to Union Carbide Company's compressor station near Port Arthur, Texas of approximately 0.3 miles in length.

                  (iii) A 12.75 inch outside diameter ANSI 900 bidirectional pipeline (the "Natural Gasoline Pipeline") approximately 66 miles in length, terminating immediately inside the southwest corner property line of the Plant and the property line of the Mont Belvieu Terminal, to be used to transport Natural Gasoline between Mont Belvieu, Texas and Port Arthur, Texas along the route with terminus locations described in Attachment 2.2(a), or deviations therefrom as required.

                  (iv) All other components and installations described by the Contract Documents or as necessary to cause the Pipeline Systems to be completed in accordance with the Completion Standards and to operate and perform in accordance with the Performance Standards.

The Propylene Pipeline, Ethylene Pipeline and Natural Gasoline Pipeline will conform to and be designed, engineered, fabricated, constructed and installed in accordance with the specifications of the Contract Documents, including the specifications contained in Attachment 2.2(b) respectively, and all Laws. The Pipeline Systems together with all such other components, installations and interests described in this subsection 2.2 and in the Contract Documents, are herein sometimes referred to as the "Project."

         2.3      Performance Standards

                  (a) The Propylene Pipeline, Ethylene Pipeline and Natural Gasoline Pipeline will be designed, engineered and constructed to meet or exceed the performance criteria set forth on Attachment 2.2(b) and Attachment 2.3.

                  (b) The Pipeline Systems, when completed, will be capable of operating in accordance with all Laws and all performance and operational specifications set forth in this Exhibit 2.1.

         The Standards set forth in paragraphs 2.3(a) and (b) are herein collectively referred to as the "Performance Standards."

         2.4 Completion Standards

             (a) Upon completion of construction of the Pipeline Systems, the Pipeline Systems shall be tested in accordance with and in satisfaction of the testing procedures and requirements set forth in Attachment 2.4. TEPPCO shall provide to Contracting Shippers certified copies of the results of any such test as soon as practicable after its completion. Moreover, TEPPCO shall notify Contracting Shippers at least three (3) days in advance of any testing pursuant to this Section 2.4(a) and Contracting Shippers' shall each have the right to have a representative present to witness any such test.

             (b) The Project shall be completed and the Work performed in a good and workmanlike manner, and in accordance with the Contract Documents, all Laws and usual and customary industry standards applicable to the construction of the Project or performance of the Work as set forth in Attachment 2.2(b).

         The requirements (including the passing of the tests set forth in Attachment 2.4) set forth in paragraphs 2.4(a) and (b) are herein collectively referred to as the "Completion Standards."

SECTION 3      CONTRACT DOCUMENTS AND INTERPRETATIVE RULES

         3.1 Contract Documents. The term "Contract Documents" shall collectively mean and consist of (i) the Agreement including this Exhibit and all Attachments, (ii) the Drawings and Specifications, and (iii) all Change Orders. The term "Drawings and Specifications" means the final drawings, diagrams, plans and specifications for the construction and installation of the Project prepared by Contractor, which may be modified from time-to-time in accordance with the Contract Documents.

         3.2 Documents at Project Site. TEPPCO shall maintain or cause to be maintained at Contractor's offices, for review by each of the Contracting Shippers, one record copy of the Drawings and Specifications, Change Orders and other modifications to the Contract Documents, in good order, and marked currently to record changes and selections made during construction. Promptly after the execution of the Agreement, TEPPCO shall prepare or cause to be prepared an initial set of drawings and specifications for the Project for Contracting Shippers' collective review and comment. After receipt of Contracting Shippers' collective comments, TEPPCO shall promptly prepare, or caused to be prepared, the Drawings and Specifications incorporating such comments as a appropriate. By submission of the final Drawings and Specifications to the Parties, TEPPCO represents to each of the Contracting Shippers that the Project can be constructed and installed in accordance with the Drawings and Specifications to meet or exceed the Completion Standards and the Performance Standards. Contracting Shippers shall furnish TEPPCO with certain documents prepared by them. TEPPCO and its Contractor shall thoroughly review such documentation. Any preliminary drawings, design guidelines, schematics, equipment lists, budgets, accounting information, reports, surveys, specifications and other documents contained in the documentation furnished by Contracting Shippers are furnished solely for TEPPCO's general information and convenience. TEPPCO shall be responsible for the design and construction of a complete Pipeline System, which shall deliver Products in accordance with the requirements of the Agreement. Any furnishing by Contracting Shippers of design information which is utilized by TEPPCO in its sole discretion, and the review by Contracting Shippers of the Drawings and Specifications shall not in any way relieve TEPPCO of its responsibilities under the Agreement.

         3.3 Interpretative Rules and Resolution of Conflicts Among Contract Documents.

             (a) Unless otherwise stated in the Contract Documents, words which have generally recognized technical or construction industry meanings are used in the Contract Documents in accordance with such recognized meanings.

             (b) Large-scaled drawings shall control over smaller-scaled drawings, figured dimensions on the drawings shall control over scaled dimensions and noted materials shall control over graphic representations. Notwithstanding the foregoing provisions, where a conflict exists within or between parts of the Contract Documents and Laws, or between Laws themselves, the more stringent or higher quality requirements shall apply.

                  (c) Where "as shown," "as indicated," "as detailed," or words of similar import are used, it shall be understood that reference to the Drawings and Specifications is made unless otherwise stated.

                  (d) As used in the Contract Documents, "provide" shall be understood to mean "provide complete in place," that is, to furnish, fabricate, deliver, and install, including all materials, services, and expenses necessary to complete in place, ready for operation or use. The use of the term "as required" means as prescribed by the Contract Documents. The use of the term "as necessary" in the Contract Documents means all action essential to the completion of the Work or applicable portion thereof. The use of the term "day" in the Contract Documents shall mean calendar day.

                  (e) In the interest of brevity, the Contract Documents frequently omit modifying words such as "all" and "any" and articles such as "the" and "an," but the fact that a modifier or an article is absent from one statement and appears in another is not intended to affect the interpretations of such statement.

SECTION 4      ACQUISITION OF RIGHT-OF-WAY

         4.1      Acquisition of Right-of-Way.

                  (a) Subject to the provisions of Section 2.4 of the Agreement, TEPPCO shall take all steps necessary to obtain right-of-way ("Pipeline Right-of-Way") along the anticipated route of the

Pipeline Systems described in Attachment 2.2(a) (the "Projected Pipeline Right-of-Way") and use its Best Efforts to secure assignment rights for the Pipeline Right-of-Way where available. If TEPPCO (i) after using its Best Efforts is unable to obtain a Pipeline Right-of-Way over any segment of the Projected Pipeline Right-of-Way, or (ii) determines in good faith that it is not cost beneficial to the overall Project under the circumstances to obtain a Pipeline Right-of-Way, then TEPPCO shall determine, in its good faith judgment, the most appropriate rerouting or reroutings for the overall Project taking into account Related Costs and changes, if any, in the Projected Final Completion Date due to such rerouting or reroutings from the Projected Pipeline Right-of-Way. TEPPCO shall promptly advise Contracting Shippers of any such proposed rerouting or reroutings and the Related Costs required by such rerouting. In addition, TEPPCO shall advise Contracting Shippers of any adverse impact on the Projected Final Completion Date due to such rerouting as compared to proceeding with the acquisition of that portion of the Projected Pipeline Right-of-Way that is being rerouted around. Thereafter, TEPPCO and Contracting Shippers shall promptly meet to discuss in good faith all aspects of the proposed rerouting deviations. If, at such meeting, the Parties are unable to agree upon a rerouting option, TEPPCO shall nonetheless promptly proceed with the proposed rerouting option it deems is in the best overall interest of the Project under the circumstances, provided that such rerouting option will not, in TEPPCO's good faith judgment, have an adverse impact on the

Projected Final Completion Date as compared to proceeding with the acquisition of that portion of the Projected Pipeline Right-of-Way that is being rerouted around. If TEPPCO determines in its good faith judgment after consulting with Contracting Shippers that such reroute will have an adverse impact on the Projected Final Completion Date, TEPPCO will not proceed with the reroute without the consent of Contracting Shippers, but will proceed with acquiring that portion of the Projected Pipeline Right-of-Way that was proposed to be rerouted around. Any dispute as to the Related Costs due to a rerouting of the Pipeline Facilities shall be resolved in accordance with Section 13 of the Agreement including binding arbitration if the Parties are unable to resolve the dispute in accordance with Section 13.1 of the Agreement.

                  (b) All costs and expenses of any rerouting from the Projected Pipeline Right-of-Way that is required due to difficulties or complications in the design, engineering or construction of the Pipeline Facilities in the Projected Pipeline Right-of-Way shall be the sole responsibility of TEPPCO.

         4.2      Sharing Costs and Expenses for Right-of-Way.

                  (a) Except as provided in Section 4.2(b) below, TEPPCO shall be responsible for all actual costs and expenses, including attorneys fees, associated with securing the appropriate Authorizations, and all Related Costs (collectively "Costs").

                  (b) If the total of all such Costs exceed $19 million, Contracting Shippers shall be responsible for or otherwise reimburse TEPPCO for all Costs in excess of $19 million.

             (c) TEPPCO shall provide, on a biweekly basis, a report summarizing Pipeline Right-of-Way acquisition activities to the right-of-way management personnel designated by Contracting Shippers. This biweekly report will contain (i) a list of landowners and parcels in each of the five geographically distinct budget areas, (ii) current status of landowner contacts and settlements, (iii) an accounting of the percentage of the Pipeline Right-of-Way acquired in each budget area, (iv) an accounting of the amount spent on each tract and the percentage of the budget spent in each budget area,
(v) and an accounting of the percentage of the total budget spent. If the total of all Costs (inclusive of reasonably estimated future Costs) exceeds $16.5 million, the report will also contain a status report on each remaining unsettled landowner and the planned next steps to resolve any differences between TEPPCO and the landowner as to TEPPCO's acquiring the Pipeline Right-of-Way across that landowner or the affected parcels of property.

SECTION 5      THE WORK AND CHANGES IN THE WORK

         5.1 The Work. The "Work" shall include, (i) all materials, systems, equipment, and other installations becoming a part of the Project pursuant to the Contract Documents (sometimes collectively referred to as "Materials"), (ii) all other materials, supplies, apparatus, implements, tools, equipment, sanitary facilities and other facilities not included in item (i) preceding and necessary in the construction of the Project, (iii) all labor, supervision, transportation, utilities, storage and other services (sometimes collectively referred to as "Services") required in the construction of the Project, (iv) all cutting and fitting required to complete the Work or make its parts fit together properly, (v) all other acts and all other things necessary to construct the Project in accordance with the Contract Documents, including all work expressly specified therein and such other work as may reasonably be inferred therefrom, and (vi) any other work or services described in this Exhibit or any other Contract Documents as a part of the Work.

         5.2 Title and Risk of Loss

             Title to all Work shall be in TEPPCO and TEPPCO shall bear the risk of loss of all Materials.

         5.3 Standards for Materials. All Materials shall be new and of high quality, meet industry standards, be fit for the intended use and purpose and meet all requirements of the Drawings and Specifications and Laws.

         5.4 Changes in Work.

             (a) Contracting Shippers may request changes in the Work by giving TEPPCO a written request (a "Proposal Request") setting forth in detail the nature of the change in the Work requested (the "Change Work"). TEPPCO may upon its own motion prepare a "Proposal Request" for approval. Upon receipt of a Proposal Request from any of the Contracting Shippers or upon preparation of TEPPCO's own Proposal Request, TEPPCO shall as soon as reasonably practical submit to each of the Contracting Shippers a written proposal

("Change Order Proposal") on a form as shown in Exhibit 5.4 setting forth in reasonable detail, (i) a description of the scope of work approved by TEPPCO resulting from the proposed Change Work request, (ii) any change in the Projected Final Completion Date required due to such requested change, and (iii) a stipulated sum for the performance of the Change Work. The stipulated sum contained in any Change Order Proposal shall be based on TEPPCO's estimated actual costs including (i) all labor and other costs of Contractor and any Subcontractors, and (ii) any Material costs plus any mark-ups agreed to by TEPPCO, Contractor and Subcontractor, as the case may be. The stipulated sum shall not include any amount for profit to TEPPCO. Each Change Order Proposal shall be accompanied by appropriate data supporting such estimate, including but not limited to bids, cost estimates and wage schedules. When the Change Work involves both new Work not originally required under the Contract Documents and replacement or obviation of previously planned Work, TEPPCO shall break down the stipulated sum contained in its Change Order Proposal to show both the additional compensation bid for the new Work and the credit allowed for the replaced or obviated Work. If Contracting Shippers approve such Change Order Proposal, TEPPCO will issue and Contracting Shippers will execute and accept a written modification (a "Change Order") pursuant to which the Change Work described in the Change Order Proposal will be performed. Such Change Order shall set forth the agreed stipulated sum for such Change Work and any adjustment required to be made in the Projected Final Completion Date, which date shall be so adjusted as set forth in the Change Order. If Contracting Shippers do not approve a Change Order Proposal, TEPPCO shall be paid for any Third Party costs required to prepare the proposal, unless TEPPCO initiated such proposal, and TEPPCO will have no further obligation with regard to the requested change. For purposes of this Section 5.4(a), Contracting Shippers must approve a Change Order Proposal within four (4) days of its issuance to Contracting Shippers by TEPPCO, otherwise such shall be deemed "not approved" by Contracting Shippers.

                  (b) Not later than ninety (90) days prior to the Completion Date TEPPCO shall advise each of the Contracting Shippers in writing of (i) the aggregate amount of the stipulated sums for all the Change Orders ("Total Stipulated Amount"), and (ii) a proposed adjustment to the Initial Transportation Charges resulting from such Total Stipulated Amount, which adjustment shall be calculated by taking such Total Stipulated Amount times a factor of 0.14 with the product being divided by the applicable annualized Guaranteed Monthly Volume. The applicable adjustment to the Initial Transportation Charges for Natural Gasoline will be as set forth in the previous sentence and the applicable calculation of the adjustment to the Initial Transportation Charges for Ethylene and Propylene will be the value from the previous sentence multiplied by 100. Each of the Contracting shippers, within thirty (30) days after receiving such written notice shall advise TEPPCO of their decision either (y) to pay in full the Total Stipulated Amount, which payment shall be then due and owing, or (z) to make the adjustment in the Initial Transportation Charges as set forth in TEPPCO's written notice. If Contracting Shippers do not collectively agree on the method of reimbursing TEPPCO for the Total Stipulated Amount then the method described in item (z) above shall be deemed selected by all the Contracting Shippers.

         (c) Changes in the Work due to deviations in the Projected Pipeline Right-of-Way shall be handled in accordance with the provisions of Section 4.1(a) and (b) of this Exhibit 2.1 and not pursuant to Section 5.4 of this
Exhibit 2.1.

SECTION 6      TEPPCO'S GENERAL DUTIES, STATUS AND REPRESENTATIONS

         6.1 TEPPCO's General Duties. TEPPCO shall cooperate with Contracting Shippers and Contracting Shippers's authorized agents in undertaking the Project. TEPPCO will furnish efficient business administration and superintendence to cause the Work to be performed in accordance with the Contract Documents and in a good and workmanlike manner. TEPPCO shall be solely responsible for and shall have control over construction means, methods, techniques, sequences and procedures, and for coordinating all portions of the Work. Each month TEPPCO shall conduct a project meeting, which shall be attended by TEPPCO's project manager, the pipeline Contractor's project superintendent when construction is in progress and others as deemed necessary, along with one or more representatives of the Contracting Shippers and any other prospective shipper. Contracting Shippers and any other prospective shipper, shall each have the right to request a project


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



meeting from time-to-time and TEPPCO shall make all reasonable efforts to arrange for any such requested project meeting.

         6.2      Project Controls and Reporting

                  (a) TEPPCO, within fifteen (15) days after execution of the Agreement, shall prepare and submit for Contracting Shippers' information a Project Schedule in the form of a Gantt bar chart, and a detailed CPM network schedule, prepared in accordance with Attachment 6.2(a) attached hereto (as same may be revised from time-to-time, the "Project Schedule"). The Project Schedule shall incorporate the Projected Final Completion Date. In addition, TEPPCO shall, at the request of any of the Contracting Shippers, deliver the following information:

                      (i) Schedule of activities by major project element;

                      (ii) Activities listed by early start date for each major project element;

                      (iii) A schedule of production of Drawings and Specifications and other documents required for the award of contracts and subcontracts;

                      (iv) A listing of all long lead-time items and a schedule for the acquisition and delivery of such items; and

                      (v) A detailed schedule of the periods during which Contractor's and each Subcontractor's work will be performed.

                  (b) The Project Schedule shall take into consideration such matters as design services, Contracting Shippers' and other shippers' activities, governmental approvals and the like.

Contractor and each Subcontractor under a major trade subcontract shall cooperate fully and provide detailed information as required in order to achieve the most logical schedule for the Project.

             (c) TEPPCO and Contractor and Subcontractors under major trade subcontracts, will continuously monitor and shall revise and update monthly the Project Schedule, provided that the Projected Final Completion Date shall be adjusted only as expressly permitted in the Contract Documents. The Project Schedule shall be further revised or expanded to provide more detailed information concerning the time requirements for all elements of the Project as such information is developed by TEPPCO.

             (d) TEPPCO and Contractor shall to the extent necessary, provide expediting services to ensure that equipment is delivered in accordance with the Project Schedule.

             (e) TEPPCO shall prepare or cause to be prepared a semi-monthly project progress report in accordance with Attachment 6.2(e)(1) and Attachment 6.2(e)(2) that shall reflect activities and progress for the previous fourteen
(14) day period.

             (f) The Projected Final Completion Date shall be October 16, 2000, subject to any changes as expressly permitted in the Contract Documents.

         6.3 Payment of Taxes. TEPPCO shall pay, or cause to be paid all taxes incurred in the performance of the Work or portion thereof.

         6.4 Chief Inspector.

             (a) TEPPCO shall employ a competent chief inspector and any necessary assistants who shall be in attendance at the Project Site during the performance of the Work. The term "Project Site" means all of the land in, or under which any of the Pipeline Systems are to be located, and all land adjacent thereto used in the performance of the Work.

                  (b) Contracting Shippers may collectively employ a qualified inspector, at their sole cost and responsibility, to inspect any of the Work. In addition to any reporting obligations to the Contracting Shippers, such inspector may make only suggested recommendations regarding the Work to TEPPCO's chief inspector but implementation or action on such recommendations shall be at the chief inspector's sole discretion.

         6.5      Permits, Fees, Notices, Tests and Inspections.

                  (a) TEPPCO or Contractor shall secure and pay for any construction or building permits and other permits and governmental fees, licenses and inspections necessary for proper execution and completion of Work.

                  (b) TEPPCO or Contractor shall give all notices required by Laws.

                  (c) TEPPCO or Contractor shall be responsible for arranging, scheduling and making any and all tests required by Laws or the Contract Documents. TEPPCO shall provide Contracting Shippers and any other prospective shipper with at least three (3) business days notice before conducting any final pipeline test in order to allow Contracting Shippers and any other prospective shipper to have one or more representatives present during the conduct of such test.

         6.6 Compliance with Laws. TEPPCO shall require Contractor and Contractor shall require each Subcontractor to comply with federal, state, county, city, and municipal laws, codes, statutes, rules, regulations and orders applicable to its operations, and applicable requirements of Fina, BASF and LP when working on or in their property and/or facilities

         6.7 Safety and Security.

             (a) All Work shall be conducted in accordance with the United States Department of Transportation's safety standards and procedures.

             (b) When use or storage of explosives or other hazardous materials or equipment or unusual methods are necessary for execution of the Work, TEPPCO shall cause the Contractor to exercise utmost care and carry out such activities under the supervision of properly qualified personnel.

             (c) TEPPCO shall designate a responsible member of TEPPCO's organization whose duty shall be to work with Contractor in the prevention of accidents in the performance of the Work.

             (d) TEPPCO shall be responsible for the security of the Work, the Project Site and all Materials stored at the Project Site or at any other location. TEPPCO shall be responsible for all losses and expenses incurred by reason of failure to maintain reasonable security at the Project Site or at the location where Materials are stored.

             (e) TEPPCO shall cause Contractor to employ such practices as are necessary to protect all completed and partially completed Work and all existing improvements located on the Project Site from loss and damage, including theft or damage by weather and, if necessary, shall provide suitable shelter therefor. Contractor shall correct at its own expense any damage or disfigurement to work or property (whether or not located on the Project Site).

         6.8 Cleaning Up. TEPPCO shall cause Contractor to keep all areas within which it performs any portion of the Work in a safe condition and free from accumulation of waste material and shall satisfy any reasonable requests of grantors of Pipeline Right-of-Way concerning clean-up of the right-of-way. Without limiting the foregoing, Contractor shall be responsible for performing such cleanup work within and adjacent to the Pipeline Right-of-Way as is necessary to comply with the requirements of any instrument conveying a portion of the Pipeline Right-of-Way to TEPPCO. Upon the completion of the Work, Contractor shall remove from and about the Pipeline Right-of-Way and all other areas within which any portion of the Work is performed all waste materials, rubbish, Contractor's tools, construction equipment, machinery and surplus Materials. If Contractor fails to perform any of its cleanup obligations, TEPPCO will perform same.

         6.9 Non-Conforming Work.

             TEPPCO represents that it shall correct or cause to be corrected defective Work and Work which does not conform to the requirement of the Contract Documents, the Completion Standards or the Performance Standards; provided, however, TEPPCO may accept any non-material, non-conforming Work, if TEPPCO elects to do so.

         6.10 As-Built Surveys and Record Drawings. TEPPCO shall maintain (i) on the ground surveys reflecting the actual location of the Pipeline System within the Pipeline Right-of-Way, and (ii) the record set of the drawings showing the as-built condition of the Pipeline Systems. Such surveys and drawings shall be updated on a timely basis to reflect changes that are made in the future.

         6.11 As-Built Documentation. TEPPCO shall maintain a set of design and construction data books which shall contain a description of the project scope, construction inspection reports, welding procedures and qualifications reports, welder qualification reports, hydrostatic test reports, electrical and instrument test reports, radiographic examination reports,construction specifications, radiographic examination specifications, and any other documents or drawings which show compliance with applicable codes, standards, regulations, and laws. TEPPCO shall also maintain a set of material and equipment data books which shall contain (i) all technical specifications prepared for acquisition of project related material, (ii) vendors' start-up, operating, and maintenance procedures, (iii) schematics, and (iv) recommended spare parts lists.

         6.12 Certain Responsibilities. TEPPCO represents that it has satisfied itself as to the nature, location, and character of the general area in which the Projected Pipeline Right-of-Way is located, including, but not limited to, its climatic conditions.

SECTION 7      COMMENCEMENT AND COMPLETION

         7.1 Commencement of Work. TEPPCO shall commence the Work hereunder upon execution of the Agreement by the Parties.

         7.2 Completion

             (a) The Parties anticipate that the Completion Date shall occur no later than October 16, 2000.

             (b) The "Completion Date" means the date upon which all of the following shall have occurred:

                 (i) The Pipeline Systems shall have been completed in accordance with the Completion Standards, and tested in accordance with the procedure set forth in Attachment 2.4 (and the Pipeline Systems shall have passed such tests);

                 (ii) Following such testing, the Pipeline Systems shall be ready to be filled with Propylene, Ethylene and Natural Gasoline. Contracting Shippers shall provide Product for the initial line fill for the Propylene Pipeline, Ethylene Pipeline and Natural Gasoline Pipeline. Attached hereto as Attachment 7.2 are the line fill procedures to be utilized by TEPPCO and Contracting Shippers.

                 (iii) All governmental permits for the operation of the Pipeline Systems shall have been issued and received.

                 (iv) The Pipeline Systems shall be capable of operating in accordance with the Performance Standards; and

                 (v) Contractor shall have certified to TEPPCO that (A) the conditions set forth in clauses (i), (ii), (iii) and (iv) have been satisfied and (B) the Completion Date has occurred.

             (c) TEPPCO, in its reasonable judgment, may declare in writing that the Completion Date has occurred and that all the items set forth in
Section 7.2(b) have been achieved, notwithstanding the fact that certain immaterial items remain to be accomplished.

             (d) TEPPCO shall be responsible for performing the Pipeline Facilities commissioning, the filling of the Pipeline Systems and acceptance tests to the extent possible for satisfying the capacity representations set forth in Section 2.1(k) of Exhibit 3.1 to the Agreement.

         7.3 Liquidated Damages and Completion Bonus.

             (a) If on the Projected Final Completion Date the Completion
Date shall not have occurred then TEPPCO shall pay to Contracting Shippers, collectively, as liquidated damages, and not as a penalty, an amount determined based on the following sliding scale:

         Number of Days after the
         Projected Final Completion            The Per Day Liquidated
         Date the Completion Date Occurs       Damage Amount
         -------------------------------       ----------------------
                  0-21                           $  0.00
                  22-30                          $ 50,000
                  31-60                          $ 75,000
                  61-beyond                      $100,000

The total sum of liquidated damages shall not exceed $4 million. Any such liquidated damages shall be paid within thirty (30) days after the Completion Date.

             (b) If the Completion Date occurs prior to the Projected Final Completion Date, then Contracting Shippers shall collectively pay to TEPPCO as an early completion bonus an amount determined based on the following sliding scale:

         Number of Days prior to
         the Projected Final Completion          The Per Day Early
         Date the Completion Date Occurs         Completion Bonus Amount
                      0-14                             $   0.00
                      15-21                            $ 25,000
                      22-beyond                        $ 50,000

The total sum of any such early completion bonus payment shall not exceed $1.5 million. Any such early completion bonus payment shall be paid within thirty
(30) days after the Completion Date.

                  (c) TEPPCO acknowledges that Contracting Shippers' businesses will be damaged if the Completion Date does not occur by the Projected Final Completion Date, and TEPPCO and Contracting Shippers agree that the exact measurement of such damages is difficult, if not impossible, to determine, and the amounts provided for in subsection 7.3(a) as liquidated damages are reasonable estimates of the aggregate of all damages to Contracting Shippers' collective businesses caused by such delay.

                  (d) Notwithstanding anything in this Agreement to the contrary, the payment of liquidated damages pursuant to this Section 7.3 shall be Contracting Shippers' sole and exclusive remedy for any Claim based upon TEPPCO's or its Contractor's failure to have the Pipeline Facilities ready for operations by the Projected Final Completion Date, and TEPPCO shall not be responsible or liable to Contracting Shippers' for any actual, compensatory, consequential, loss of profits, punitive or any other damages resulting from such failure.

             (e) For illustrative purposes only, attached hereto as Attachment 7.3(e) are sample calculations of liquidated damages and completion bonuses.

         7.4 Delay.

             (a) If the progress of the Work on the critical path of the most recent updated version of the Project Schedule is delayed at any time by (i) an act or the neglect of Contracting Shippers, (ii) by changes in the Work pursuant to Section 5.4 of this Exhibit or Section 2.2 of the Agreement, (iii) by Construction Force Majeure as defined in Exhibit A-2.1, (iv) any delay due to the rerouting of the Pipeline System as determined in accordance with
Section 4.1 of this Exhibit 2.1, or (v) subject to Section 9 of this Exhibit, delay due to a pending resolution of a dispute, in each case not reasonably anticipated by TEPPCO and beyond TEPPCO's reasonable control, then the Projected Final Completion Date shall be extended for the days of delay; provided, however, that TEPPCO shall not be entitled to any extension to the extent that any such event could have been prevented or overcome by TEPPCO or its Contractor through the exercise of such diligence and reasonable care as would be exercised by a prudent Person under similar circumstances. TEPPCO shall as far as reasonably possible, remedy any delay due to Construction Force Majeure with all reasonable dispatch. It is understood and agreed that the definition of Force Majeure in Exhibit A to the Agreement shall not be used or asserted with respect to a delay in the progress of the Work under this Section 7.4.

             (b) In the event Contractor is delayed at any time in the progress of the Work on the critical path of the most recent updated version of the Project Schedule, which delay is subject to force majeure under Contractor's contract, then the Projected Final Completion Date shall be extended for the same period of time; provided that such force majeure would be a Construction Force Majeure event as defined in Exhibit A-2.1. TEPPCO shall use reasonable efforts to provide in its contract with Contractor that if any delay due to Construction Force Majeure should continue for sixty (60) days, TEPPCO shall have the right to terminate its contract with Contractor.

             (c) TEPPCO shall notify Contracting Shippers in writing of any delay that would extend the Projected Final Completion Date as soon as reasonably possible after the occurrence of the delay. TEPPCO shall provide in the notice an estimate of the probable effect of such delay on the progress of the Work.

             (d) The amount of any extension in the Projected Final Completion Date for whatever reason incurred, will be based only on actual delays occurring on Monday through Sunday, excluding holidays.

         7.5 Contracting Shippers' Obligations. Contracting Shippers shall each furnish TEPPCO with all information which Contracting Shippers are required to furnish to TEPPCO within the time limits expressly required hereunder. Decisions and approvals required of Contracting Shippers under the Contract Documents shall be provided within a reasonable time, not to exceed six (6) days.

SECTION 8      CONTRACTS AND OTHER AGREEMENTS

         8.1 Contractor. TEPPCO shall contract with a pipeline contractor ("Contractor") to furnish superintendents, foremen, labor, equipment, machinery, tools, materials and supplies necessary to perform the design, engineering and construction of the Pipeline Systems in a diligent and workmanlike manner, provided that Contracting Shippers shall have the right to approve such Contractor, but such approval shall not be unreasonably withheld.

         8.2 Subcontractor. Contractor may subcontract any part of the Work and may enter into agreements with Subcontractors ("Subcontractors") to provide services or Materials for use with or incorporation into the Work. TEPPCO and its Contractor shall include on its bid lists, but not be limited to, qualified local subcontractors and suppliers for construction and materials for the Pipeline Facilities where TEPPCO deems appropriate.

         8.3 Relations. Contractor shall contract with each and every Subcontractor solely in the name and on behalf of Contractor, and no provision contained herein or in any other Contract Document nor approval by Contracting Shippers of Contractor shall be construed as creating any contractual relationship between any Contractor, Subcontractor and any of Contracting Shippers.

SECTION 9      NO STOPPAGE OF WORK AND TIME OF THE ESSENCE

         9.1 No Stoppage of Work. In the event of a dispute, controversy or question between Contracting Shippers and TEPPCO with respect to the interpretation of the Contract Documents, the performance of any portion of the Work or otherwise, Contracting Shippers and TEPPCO agree that pending the resolution or settlement of such dispute, controversy or question, TEPPCO shall not directly or indirectly stop or delay the performance of the Work, unless to do otherwise would violate any Laws, including Environmental Laws and Environmental Permits, or create an Environmental Condition.

         9.2 Time of the Essence. Time is of the essence as to the Contract Documents and completion of the Work, provided Contracting Shippers' sole remedy for any delay in the Final Completion Date shall be as provided in Section 7.3 of this Exhibit 2.1. SECTION 10 OWNERSHIP OF DOCUMENTS AND PATENT INFRINGEMENT

         10.1 Ownership of Documents. Title, ownership, copyright and patent privileges to all information (whether or not contained in written documents), drawings, specifications, plans, engineering calculations, computer and word processing disks and data contained thereon, computations, sketches, test data, surveys, models, photographs, discoveries, inventions, processes or methods and all other work product (collectively "Work Product") prepared by TEPPCO or TEPPCO's consultants, Contractor, Subcontractors or vendors of equipment for the Project or their respective employees as a result of or in connection with the Project, shall at all times for purposes of this Agreement, be in TEPPCO.

         10.2 Patent Infringement.

              (a) Neither the Work Product nor any equipment manufactured or fabricated by TEPPCO or for TEPPCO will infringe on any perfected patent or copyright of any Third Party.

              (b) Contractor and TEPPCO do not assume any responsibility or liability for patent infringement due to changes in equipment made at the request of Contracting Shippers or engineering designs furnished by Contracting Shippers.

SECTION 11     ADDITIONAL WORK AND RIGHT TO ACCESS WORK

         11.1 Additional Work. Fina may undertake to employ other workers, award other contracts, or utilize its own workers (collectively "Fina Workers") to perform additional work anywhere in the vicinity of the Work near Fina's Port Arthur, Texas, refinery or the Plant. TEPPCO, Contractor and Subcontractors shall fully cooperate with such Fina Workers and coordinate Work hereunder with such additional work of Fina Workers, as may be required. Fina also reserves the right to designate from time to time other architects, engineers, consultants and professionals to administer, coordinate or otherwise participate in part or all of the Plant work. TEPPCO, Contractor and Subcontractors will cooperate with these other professionals as required by the Drawings and Specifications and to the extent necessary to ensure safe start up and operation of the TEPPCO metering facility at the Plant.

         11.2 Contracting Shippers' Right to Access Work. TEPPCO shall at all times provide Contracting Shippers and their authorized employees, agents and representatives complete opportunity and facilities for observation of the Work and materials stored at the Project Site, or at locations off the Project Site, or in the course of fabrication by Contractor and Subcontractors. TEPPCO shall provide safe and proper facilities for such access and observation; provided, however, such access and observation shall be at Contracting Shippers' and their authorized employees', agents' and representatives' sole risk, cost and expense. Contracting Shippers shall abide by such reasonable observation and safety procedures and requirements as may be established by TEPPCO, and CONTRACTING SHIPPERS SHALL INDEMNIFY TEPPCO FOR ANY CLAIMS OR LOSSES THAT CONTRACTING SHIPPERS, THEIR EMPLOYEES, AGENTS AND REPRESENTATIVES SUFFER OR INCUR AS A RESULT OF OR THAT IS ATTRIBUTABLE TO SUCH ACCESS OR OBSERVATION, EVEN IF SUCH CLAIMS OR LOSSES ARE ATTRIBUTABLE TO THE NEGLIGENCE OF TEPPCO.

                                ATTACHMENT A-2.1

                           DEFINITIONS TO EXHIBIT 2.1


"Change Order" shall have the meaning given in Section 5.4(a).


"Change Order Proposal" shall have the meaning given in Section
5.4(a).


"Change Work" shall have the meaning given in Section 5.4(a).


"Completion Date" shall have the meaning given in Section 7.2(a).


"Completion Standards" shall have the meaning given in Section 2.4.


"Contract Documents" shall have the meaning given in Section 3.1.


"Contractor" shall have the meaning given in Section 8.1.


"Construction Force Majeure" shall mean acts of God; strikes, lockouts, or other industrial disturbances, which by the exercise of reasonable diligence could not have been avoided; acts of public enemies; wars; blockades; insurrections; riots; fires; floods; washouts; necessity for compliance with any court order, Law, regulation or ordinance promulgated by any Governmental Authority having jurisdiction of the Parties, or jurisdiction over any Person supplying labor, material, or any item or items necessary to the performance of the Work; civil disturbances, explosions or any other cause of the kind or type herein recited beyond the reasonable control of TEPPCO. Settlement of strikes, lockouts or other industrial disturbances shall be entirely within the discretion of the party having the difficulty.


"Costs" shall have the meaning given in Section 4.2(a).


"Drawings and Specifications" shall have the meaning given in
Section 3.1.


"Ethylene Pipeline" shall have the meaning given in Section 2.2.


"Fina Workers" shall have the meaning given in Section 11.1.

"Materials" shall have the meaning given in Section 5.1.


"Natural Gasoline Pipeline" shall have the meaning given in Section
2.2.


"Performance Standards" shall have the meaning given in Section
2.3.


"Pipeline Right-of-Way" shall have the meaning given in Section
4.1.


"Project" shall have the meaning given in Section 2.2.


"Proposal Request" shall have the meaning given in Section 5.4(a).


"Propylene Pipeline" shall have the meaning given in Section 2.2.


"Project Schedule" shall have the meaning given in Section 6.2(a).


"Project Site" shall have the meaning given in Section 6.4(a).


"Projected Final Completion Date" shall have the meaning given in Section
6.2(f).


"Projected Pipeline Right-of-Way" shall have the meaning given in
Section 4.1.


"Related Costs" shall mean as applied to the Pipeline Facilities all direct costs and expenses for Authorizations, design, engineering, procurement, materials and construction attributable to reroute or reroutes from the Projected Pipeline Right-of-Way, excluding any reroutes pursuant to Section 4.1(b), less the amount of such costs and expenses originally planned but which have not been expended.


"Services" shall have the meaning given in Section 5.1.


"Subcontractor" shall have the meaning given in Section 8.2.


"Total Stipulated Amount" shall have the meaning given in Section
5.4(b).


"Work" shall have the meaning given in Section 5.1.

                        ATTACHMENT 7.3(E) TO EXHIBIT 2.1

                               SAMPLE CALCULATIONS


(a)      Liquidated Damages Calculation Example

         Assume that the Final Completion occurs at 3 PM on November 23, 2000. Therefore, the Final Completion Date occurred 38 days after the Projected Final Completion Date. The liquidated damages are calculated as follows:

         21 days x $0 =        $        0
          9 days x $50,000 =   $  450,000
          8 days x $75,000 =   $  600,000
        ---                    ----------
         38 days           =   $1,050,000   Liquidated Damages




(b)      Bonus Calculation Example

         Assume that the Final Completion occurs at 3PM on September 5, 2000. Therefore, the Final Completion Date occurred 41 days before the Projected Final Completion Date. The bonus is calculated as follows:

         14 days x $0 =       $        0
          7 days x $25,000 =  $  175,000
         20 days x $50,000 =  $ 1,000,000
         41 days              $ 1,175,000    Bonus

                                   EXHIBIT 3.1

                            OPERATION AND MAINTENANCE


SECTION 1       DEFINITIONS

         1.1 The terms defined in Attachment A-3.1 shall have the respective meaning specified therein with each such definition of a term being equally applicable to singular and the plural form of the term so defined. Terms initially capitalized but not defined in Attachment A-3.1 shall have the meaning given to such term in the Agreement to which this Exhibit is attached.

SECTION 2       SERVICES AND DUTIES

         2.1 Services. TEPPCO shall provide all management, operation and maintenance services necessary or advisable in order to safely, dependably and efficiently manage, operate and maintain the Pipeline Facilities. TEPPCO shall perform the following services ("Services") in a manner consistent with good industry practices.

             (a) Comply with all Laws, including the Environmental Laws, foreign trade zone requirements and obtain and maintain all Permits and foreign trade zone certifications, including Environmental Permits, required for the maintenance and operation of the Pipeline Facilities.

             (b) Maintain adequate and sufficient records and provide all data and/or reports reasonably required in the operation of common carrier pipeline facilities, and as required by Law.

             (c) Maintain current revisions of all drawings and specifications, technical documents, instruction books, equipment diagrams and other information relating to the Pipeline Facilities.

                  (d) Maintain appropriate levels of spare parts and materials required for the maintenance and proper operation of the Pipeline Facilities.

                  (e) Take all actions as may be necessary or appropriate to maintain the Pipeline Facilities in good operating condition and repair.

                  (f) In the event of Emergencies, perform all actions reasonable and appropriate to protect the Pipeline Facilities and all related facilities, equipment, supplies and personnel and notify Contracting Shippers immediately as soon as practical of any such Emergencies.

                  (g) Establish and maintain an effective work force required for the management, operation and maintenance of the Pipeline Facilities through proper hiring, training, supervising and qualifying procedures, and administer all matters pertaining to labor relations, working conditions, employee benefits, safety and all related matters in connection with these duties in accordance with Laws.

                  (h) Subject to Section 2.2, provide reasonable access to the Pipeline Facilities and all records relating to the operation and maintenance of the Pipeline Facilities to all agents, representatives and inspectors of Contracting Shippers and other Third Party shippers.

                  (i) Keep and maintain the Pipeline Facilities free and clear of, or discharge in the ordinary course of business, all liens and encumbrances resulting from performance of Services by TEPPCO, its contractors and subcontractors.

                  (j) Keep Contracting Shippers and other Third Party shippers informed of the operating status of the Pipeline Facilities through reports as may be reasonably requested and agreed upon from time to time. In addition to the foregoing, TEPPCO will immediately notify Contracting Shippers by telephone as soon as reasonably possible of any shutdown, bring down or scheduled or unscheduled maintenance occurrence of the Pipeline Facilities which impacts, or TEPPCO reasonably believes may impact, the operations of the Plant. To the extent possible TEPPCO will schedule all shutdown maintenance to the Pipeline Facilities to coincide with LP's Plant turnaround schedule. LP shall furnish TEPPCO with such Plant turnaround schedule at least 180 days prior to any planned shutdown of the Plant and LP shall advise TEPPCO of any changes or modifications to such schedule. TEPPCO will take all reasonable actions, consistent with sound, prudent business and operating practices, to minimize the Pipeline Facilities total unavailable time.

                  (k) Take such actions as shall be necessary to maintain the aggregate capacity of the Pipeline Facilities to as close as possible the current estimated maximum capacities of:

                      (i)      80,000 Barrels per day for Natural Gasoline.
                      (ii)     8,219,178 Pounds per day for Ethylene.
                      (iii)    8,219,178 Pounds per day for Propylene.

                  (l) Perform such mechanical activities as may be required to receive, store, transport, load and otherwise handle Products tendered for transportation through the Pipeline Facilities.

             (m) Maintain surveillance of the Pipeline Facilities, periodically inspect the Pipeline Facilities for damage or other conditions which could affect the safe, efficient and economical operation of the Pipeline Facilities, as required by Laws, rights-of-way agreements, or good pipeline practice, and perform or cause to be performed such repairs to the Pipeline Facilities as may be required.

             (n) Prepare and maintain manuals, monitoring programs, contingency plans and training programs satisfying applicable Laws and other requirements of Governmental Authorities.

             (o) Prepare run tickets, daily status reports and other appropriate accounting materials to document the custody transfer, receipt and delivery of Products and sample and measure Products received and delivered as may be necessary to verify quality and quantity;

             (p) Prepare appropriate surveillance, operating and maintenance reports to document the performance of the Pipeline Facilities.

         2.2 Contracting Shippers' Access. This Section 2.2 shall be the sole governing provision of this Exhibit 3.1 pertaining to Contracting Shippers', their employees', agents' and other representatives' (collectively "Representatives") access to the Pipeline Facilities following the Commencement Date. Contracting Shippers and their Representatives following the Commencement Date shall have access to the Pipeline Facilities when accompanied by a representative of TEPPCO who has been so designated by TEPPCO, and upon at least 24 hours advance notice to TEPPCO, except in the event of an Emergency, in which case, TEPPCO shall provide to Contracting Shippers and their Representatives access to the Pipeline Facilities, as the case may be, at any time and as soon as reasonably and safely possible in accordance with Section 2.3. Contracting Shipper and their Representatives shall comply with all of TEPPCO's safety rules and procedures during any such access. ANY SUCH ACCESS SHALL BE AT CONTRACTING SHIPPERS' AND THEIR REPRESENTATIVES' SOLE RISK, COST AND EXPENSE AND CONTRACTING SHIPPERS SHALL INDEMNIFY TEPPCO FOR ANY CLAIM OR LOSS THAT CONTRACTING SHIPPERS OR THEIR REPRESENTATIVES MAY SUFFER OR INCUR AS A RESULT OF OR THAT IS ATTRIBUTABLE TO SUCH ACCESS UNLESS SUCH CLAIM IS CAUSED BY THE SOLE NEGLIGENCE OF TEPPCO. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT DURING AN EMERGENCY THE FOREGOING INDEMNITY IN THIS SECTION 2.2 SHALL APPLY AND BE ENFORCEABLE AGAINST CONTRACTING SHIPPERS EVEN IF SUCH CLAIM OR LOSS IS DUE TO THE NEGLIGENCE OF TEPPCO OR ITS EMPLOYEES, AGENTS, CONTRACTORS AND REPRESENTATIVES.

         2.3 Emergency Action by TEPPCO. Notwithstanding any provision in this Agreement to the contrary, it is particularly provided that in the case of explosion, fire, flood or any other sudden Emergency, or Third-Party notification of an Emergency, TEPPCO shall take any and all actions deemed necessary, in its sole judgment, to protect public safety and health, the environment and property. In the event of any such Emergency condition, TEPPCO will make every reasonable effort to ascertain the exact nature of the Emergency and to immediately notify Contracting Shipper of TEPPCO's intended emergency response actions prior to any shutdown of the Pipelines Facilities or any flow reductions. TEPPCO will make every reasonable effort to accommodate the requests of Contracting Shippers with regard to the planned Emergency response ("Requests"). However, the prior notification to Contracting Shippers of TEPPCO's emergency response actions or the accommodation of Requests shall not be a prerequisite to TEPPCO's taking such steps and initiating such actions as are necessary to deal with the Emergency and to provide immediate safeguards to public safety and health and the environment if, in TEPPCO's sole opinion, such notification or the accommodation of Requests would be impractical. TEPPCO will ensure the development of coordinated emergency response plans with Contracting Shippers and any other Third Party shipper.

SECTION 3       EMPLOYEES, CONSULTANTS AND CONTRACTORS

         3.1 Employees. TEPPCO shall hire, employ, and have supervision over such persons as may be required to enable TEPPCO to perform the Services required hereunder (including consultants, professionals, and any other service or materials provider).

         3.2 Affiliates. TEPPCO may utilize the services of any Affiliate in performance of its obligations hereunder.

         3.3 Performance Standards. TEPPCO shall perform the Services and carry out its responsibilities, devoting appropriate time and talents to the operations of the Pipeline Facilities in a good and businesslike manner and in accordance with good and prudent practices within the industry. In connection therewith, all persons engaged by TEPPCO shall be duly trained, qualified and experienced to perform their responsibilities. TEPPCO shall require all contractors, and such contractors shall use reasonable efforts to require all subcontractors, to carry adequate insurance. All materials and workmanship used or provided in performing the Services shall be in accordance with applicable governmental standards, regulations and Laws.

SECTION 4       OPERATING COSTS

         4.1 Costs and Expenses. TEPPCO shall pay and be responsible for all costs, expenses, expenditures and fees incurred in connection with the provision of the Services or otherwise required for the management, operation and maintenance of the Pipeline Facilities. Subject to the provisions of Section 7.3 and Section 8.5 of this Exhibit 3.1, any loss of Products due to measurement inaccuracies shall be the sole responsibility of Contracting Shippers and Third Party shippers, as the case may be, it being expressly understood and agreed that TEPPCO shall not have any responsibility or liability under the Agreement for any loss of Products due to measurement inaccuracies.

         4.2 Insurance. TEPPCO shall carry such insurance as it may consider necessary or appropriate and shall be responsible for all costs and expenses of premiums payable for such insurance. Under no circumstances shall TEPPCO be required to carry insurance for business interruption or be liable to Contracting Shippers for Claims or Losses attributable to business interruption or loss of profits.

SECTION 5       WARRANTY

         5.1 Warranty and Disclaimers. TEPPCO warrants that the Services shall be performed in accordance with the terms and conditions of the Agreement, including all standards set forth in this Exhibit 3.1. Except as otherwise provided in the Agreement, Contracting Shippers agree that there are no warranties, either express or implied, made with respect to TEPPCO's performance under this Agreement AND TEPPCO SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES THAT MAY RESULT FROM ANY RELATIONSHIP BETWEEN TEPPCO AND CONTRACTING SHIPPERS OR FROM DRAWINGS OR MODELS OF THE WORK OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, DESIGN, PERFORMANCE, CONDITION, CERTIFICATION, MAINTENANCE OR SPECIFICATION. It is understood and agreed that nothing in the Agreement or any Exhibit thereto is intended to limit, abrogate or in any way modify TEPPCO's obligations and duties as a common carrier pipeline under the Laws.

         5.2 Remedies. In the event TEPPCO breaches any warranty described in
Section 5.1 above, TEPPCO shall re-perform any defective service, replace any unfit or unqualified personnel and train new personnel, and repair or replace any components of the

Pipeline Facilities damaged as a consequence of such breach. Any such re-performance, training, repair or replacement by TEPPCO pursuant to this
Section 5.2 shall be at TEPPCO's sole cost and expense.

SECTION 6       EASEMENT AND TARIFF ADMINISTRATION

         6.1 Easement Administration. As used in this Section "Easement Administration" means the acquisition, maintenance, modification, release and administration (including, but not limited to, the making of required payments) of all contracts and grants (including, but not limited to, rights-of-way agreements, easements, leases and Permits) concerning TEPPCO's rights to use or occupy the real property of Third Parties. TEPPCO will perform all Easement Administration necessary for the maintenance and operation of the Pipeline Facilities and compliance with the terms and conditions of easements, rights-of-way and Permits.

         6.2 Tariff Administration. Subject to the provisions of Section 4.5 of the Agreement relating to Contracting Shippers' right to review Tariff filings, all Tariffs, changes in Tariffs, rates, and divisions of rates covering movements through the Pipeline Facilities shall be handled solely by TEPPCO. TEPPCO will keep all necessary records required by Commission order applicable to any Tariff filings.

SECTION 7       NATURAL GASOLINE AND PROPYLENE

         7.1 Natural Gasoline and Propylene Measurement Procedures. The metering facilities for Natural Gasoline and Propylene shall be owned, maintained and operated by TEPPCO in accordance with the following:

             (a) Natural Gasoline and Propylene to or from TEPPCO shall be measured through facilities equipped with turbine flow meters or other type of flow meters of standard make and design which will ensure accurate measurements. The output of the meters will be transmitted to computing and recording instruments to ensure accurate documentation of the measurements. The meters shall be operated between the minimum and maximum flow rates per the manufacturer's specifications for each meter.

             (b) The Product pressure and temperature during the custody transfer will be determined by continuous, on-line, industry accepted transmitters. If transmitter should fail, manual temperatures or pressures will be taken at the meters and input into the flow computer as a fixed value.

             The Natural Gasoline density will be based on on-line real time input into the flow computer. Should the on-line density instrument fail, the density will be manually input into the flow computer as a fixed value. The Propylene density will be based on 100% pure propylene with a density of .5228 as per API 11.3.3.2.

             (c) The volume corrections factors used for Natural Gasoline to net the volumes to standard conditions will be based on the latest API Manual of Petroleum Measurement Standards, Chapter 11.1, Volume Correction Factors, Table 6A and Chapter 11.2.2 Compressibility Factors for Hydrocarbons: 0-90 API Gravity Range.

                  (d) The volume corrections factors used for Propylene to net the volumes to standard conditions will be based on the latest API Manual of Petroleum Measurement Standards, Chapter 11.3.3.2 Propylene Compressibility.

                  (e) Propylene mass flowrate in Pounds shall equal gross flowrate times Meter Factor times Flowing Specific Gravity times weight of H20 at 60(degree)F and 14.696 psia.

                  Where:            (1)  Flowing Specific Gravity equals
                                         (Calculated Flowing Density in Lbs/Ft3
                                         times 0.0161846) divided by 0.999012.

                                    (2)  Calculated Flowing Density equals
                                         density at flowing temperature and
                                         pressure calculated using API
                                         Chapter 11.3.3.2.

                                    (3)  Meter Factor equals a dimensionless
                                         term obtained by dividing the gross
                                         standard volume of liquid passed
                                         through the meter (as measured by a
                                         prover during proving) by the
                                         corresponding meter indicated volume
                                         at standard conditions.

                  (f) TEPPCO will notify Contracting Shippers of any instrument or computer problem that is discovered which impacts a specific Product shipment.

               7.2    Proving and Calibration Procedures of Meters

                  (a) TEPPCO shall prove the custody transfer meters for Natural Gasoline and Propylene a minimum of twice each Month in accordance with the API Manual of Petroleum Measurement Standards, Chapter 4, Proving Systems. TEPPCO will promptly notify Contracting Shippers if this proving requirement cannot be met.

                  (b) A valid proving will consist of a minimum of five (5) consecutive proof runs that repeat within 0.05% of each run.

                  (c) Pressure and temperature instrumentation and densitometers used as computer input will be calibrated each calendar quarter in accordance with API and ASTM standards and manufacturer's specifications and requirements. Records of the calibrations and tests will be maintained by TEPPCO and will be open for inspection by Contracting Shippers at any reasonable time.

                  (d) Following any calibration of temperature or pressure instrumentation, any equipment found to be inaccurate shall, prior to its use, be calibrated or replaced with equipment that accurately functions.

                  (e) TEPPCO shall supply Contracting Shippers upon request with documentation of the results of any meter proving or instrument calibration test performed, whether witnessed or not witnessed by Contracting Shippers representatives. TEPPCO will immediately notify Contracting Shippers of any variance of meter factors, temperatures, pressures or gravities which will affect booked volumes.

         7.3      Billing Adjustments

                  (a) TEPPCO will adjust previous meter volumes for Natural Gasoline and Propylene if:

                      1. any temperature instrument is found to be inaccurate by more than one (1) degree Fahrenheit.

                      2. any pressure instrument is found to be inaccurate by more than ten (10) PSIG.

                      3. any densitometer is found to be inaccurate by more than two (2) API degrees.

                      4. the meter's factor changes by more than 0.25% from the previous meter factor.

                  (b) The following guidelines will be used to determine the volume of Product subject to adjustment:

                      1. If the duration of the inaccuracy is known or agreed upon, the volume booked shall be corrected for the period of the inaccuracy.

                      2. If the duration of the inaccuracy is not known or agreed upon, one half (1/2) of the volume booked since the last calibration of the equipment in error shall be corrected.

                  (c) If, for any reason, any instrument is out of service or in disrepair such that Product delivery cannot be accurately determined, the quantity delivered during the period of outage or malfunction shall be estimated using the first feasible method shown below and agreed to by the Parties:

                      1. By using the volumes measured by Contracting Shippers' metering station, provided Contracting Shippers' measurement equipment meets all requirements as set forth in this
                               Section 7.3 for TEPPCO's measurement.

                      2. By correcting the error if the percentage or amount of the error is determined by calibration, test, or mathematical calculation. All calibrations must meet API standards.

                      3. By estimating the quantity of delivery through analysis of actual deliveries made during preceding periods under conditions when measuring equipment was registering accurately.

                  (d) The reasoning behind any volumetric adjustments will be properly documented and filed with other billing documentation.

SECTION 8       ETHYLENE MEASUREMENT

         8.1 Unit of Measure. Unless otherwise stated, the unit of measurement of Ethylene delivered or received shall be in mass (one thousand Pounds of ethylene). Ethylene density is calculated using API Chapter 11.3.2.1, IST 1045, or IUPAC Tables, as the Parties shall mutually agree.

         8.2 Equipment. Except as specified otherwise herein, all measuring and testing equipment, housing, devices, and materials shall be of standard manufacture and type and shall, with all related equipment, appliances, and buildings, be installed, maintained, and operated or furnished by TEPPCO at TEPPCO's expense. Notwithstanding the foregoing, TEPPCO's orifice meter shall be installed and operated in accordance with the specifications prescribed in API MPMS 14.3 (ANSI/API 2530) entitled "Orifice Metering of Natural Gas" (formerly Gas Measurement Committee Report Number 3 of the American Gas Association) and any subsequent modifications to API MPMS 14.3, (ANSI/API 2530).


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


         8.3 Check Meters. Contracting Shippers shall have the right at their cost and expense to install and maintain check meters in series with TEPPCO's meters. Such orifice meters shall be installed and operated in accordance with the specifications prescribed in API MPMS 14.3 (ANSI/API 2530) entitled "Orifice Metering of Natural Gas" (formerly Gas Measurement Committee Report Number 3 of the American Gas Association) and any subsequent modifications to API MPMS 14.3, (ANSI/API 2530).

         8.4 Calibration. The measurement equipment is to be calibrated quarterly by TEPPCO in the presence of representatives of the Contracting Shippers, if Contracting Shippers choose to be represented, and the Parties shall jointly observe any necessary adjustments that are made in the measuring equipment. Each Party shall give to the other Party notice of the time of all regular tests of measuring equipment and other tests called for herein sufficiently in advance of the holding of such tests so that the other Parties may conveniently have their representatives present. If any Party at any time desires a special test of any measuring equipment, it will promptly notify the other Parties, and the Parties will then cooperate to promptly secure a calibration test and jointly observe any adjustments. If, upon any special test, the measuring equipment is found to be no more than one percent (1%) erroneous in the aggregate, the entire cost of such test shall be paid for by the Party requesting the test and previous readings of such equipment shall be considered correct in computing deliveries hereunder.


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


         8.5 Billing Adjustment. If, upon any test, any measuring equipment is found to be inaccurate by more than one percent (1%), such equipment shall be adjusted to read accurately, and the previous readings shall be corrected for such inaccuracy for any period which is definitely known and agreed upon. In case the period is not definitely known and agreed upon, then the readings shall be corrected for a period extending back one-half (1/2) of the time elapsed since the last date of calibration, not to exceed a period of thirty (30) days. If, for any reason, measuring equipment is inoperative so that the amount of Ethylene delivered cannot be ascertained, then the volume of Ethylene delivered during the period such measuring equipment is inoperative shall be estimated and agreed upon by the Parties upon the basis of the best data available by using the first of the following methods which is feasible:

             (a) By using the registration of any check-measuring equipment, if installed and accurately registering;

             (b) By correcting the error, if the percentage of error is ascertainable by calibration, test, or mathematical calculation; or

             (c) By estimating the quantity of delivery through analysis of actual deliveries made during preceding periods under conditions when measuring equipment was registering accurately.

         Claims of any Party concerning the quantity of Ethylene, Propylene or Natural Gasoline delivered must be submitted in writing within 180 days from the date of commencement of the claimed discrepancy.

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                                ATTACHMENT A-3.1

                                   DEFINITIONS

         "Calculated Flowing Density" shall have meaning given in
Section 7.1(e).

         "Easement Administration" shall have the meaning given in
Section 6.1.

         "Emergencies" shall mean the occurrence, condition, or reasonable anticipation of an occurrence or condition, which might (1) threaten life, property, or the environment; or (2) render any of the Pipeline Facilities incapable of normal operation.

         "Flowing Specific Gravity" shall have the meaning given in
Section 7.1(e).

         "Meter Factor" shall have the meaning given in Section 7.1(e).

         "Permit" shall mean any license, permit or authority granted by any Governmental Authority.

         "Requests" shall have the meaning given in Section 2.3.

         "Representatives" shall have the meaning given in Section 2.2.

         "Services" shall have the meaning given in Section 2.1.